UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Neurocrine Biosciences, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on May 19, 2021

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on May 19, 2021, at 10:30 a.m., local time, at the Company’s corporate headquarters located at 12780 El Camino Real, San Diego, California 92130, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	The election of the three nominees for Class I Director named herein to the Board of Directors to serve for a term of three years;

2.	An advisory vote on the compensation paid to the Company’s named executive officers;

3.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on March 23, 2021 are entitled to receive notice of and to vote at the Annual Meeting of Stockholders.

All stockholders are normally invited to attend the Annual Meeting of Stockholders in person. However, based on the COVID-19 pandemic, related government guidelines, and our current COVID-19 policies, we strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes. Our Annual Meeting this year will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided, and any Board members or officers attending the meeting will not meet with stockholders individually. Your vote is important. We hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials.

By Order of the Board of Directors,

Darin Lippoldt
Chief Legal Officer and Corporate Secretary

San Diego, California

April 9, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to be Held on May 19, 2021 at 10:30 a.m. Local Time at

12780 El Camino Real, San Diego, California 92130.

The proxy statement and annual report to stockholders are available at

www.proxyvote.com. Please have the control number on your proxy card available.

PROXY SUMMARY

This summary highlights information that is described in more detail elsewhere in this proxy statement. This summary does not contain all the information you should consider before you vote, and you should read the entire proxy statement carefully before voting.

General Information

Annual Meeting of Stockholders

Meeting Date	May 19, 2021

Time	10:30 a.m. Local Time

Place	12780 El Camino Real, San Diego, California 92130

Record Date	March 23, 2021

How to Vote

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote in the following ways:

Telephone: Call 1-800-690-6903 from any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. Easy-to-follow voice prompts allow you to submit your proxy and confirm your instructions have been properly recorded.

Internet: Visit www.proxyvote.com to transmit your voting instructions and for electronic delivery of information via the Internet up until 11:59 P.M. Eastern Time the day before the meeting date. As with telephone voting, you can confirm that your instructions have been properly recorded.

Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Stockholders may also vote in person at the Annual Meeting; however, based on the evolving COVID-19 pandemic and related government guidelines, we strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes using one of the methods above.

Matters to be Voted on

Matter	Board of Directors Recommendation	Page Reference for More Information

Proposal One: Elect Class I Directors	FOR all nominees	18

Proposal Two: Advisory vote on executive compensation	FOR	20

Proposal Three: Ratify Ernst & Young LLP as independent registered public accounting firm	FOR	21

NEUROCRINE BIOSCIENCES, INC.

12780 El Camino Real

San Diego, California 92130

PROXY STATEMENT

This Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company” or “Neurocrine Biosciences”), for use at its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 19, 2021 beginning at 10:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12780 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

The Company has sent you these proxy materials because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.

We intend to mail these proxy materials on or about April 9, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in these proxy materials, including the election of the three nominees for Class I Director named herein, an advisory vote on the compensation paid to the Company’s named executive officers, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on March 23, 2021 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting; however, based on the COVID-19 pandemic and related government guidelines, we strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes. Our Annual Meeting this year will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided, and any Board members or officers attending the meeting will not meet with stockholders individually. If you attend, please note that you may be asked to comply with social distancing guidelines, and present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on the Record Date, 94,535,739 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any continuations, postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum? What are broker non-votes? What are advisory votes?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 94,535,739 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 47,267,870 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions, as well as “broker non-votes,” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (the “NYSE”), “non-routine” matters are matters that may substantively affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested. In addition, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, advisory votes on executive compensation are non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Only ratification of our independent registered public accounting firm under Proposal Three is considered a routine matter.

The vote on Proposal Two is advisory. The approval or the disapproval of Proposal Two will not be binding on the Company or the Board of Directors and will not create or imply any change to the fiduciary duties of the Board of Directors. However, the Company and the Board of Directors will consider the results of the advisory vote on Proposal Two in making future decisions about compensation of the Company’s named executive officers.

How do I vote my shares in person at the Annual Meeting?

You may vote your shares held in your name as the stockholder of record in person at the Annual Meeting; however, based on the COVID-19 pandemic and related government guidelines, we strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes as described below. Our Annual Meeting this year will be purely functional in format to comply with the relevant legal requirements. There will be no presentations or exhibitions. No refreshments will be provided, and any Board members or officers attending the meeting will not meet with stockholders individually. You may vote your shares held beneficially in street name in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you are encouraged to direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you are encouraged to vote by proxy. You can vote by proxy over the Internet, by mail or by telephone pursuant to instructions provided on the enclosed proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or you can also vote by telephone or mail by following the voting instruction form provided to you by your broker, bank, trustee, or nominee. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 18, 2021.

Who will bear the cost of soliciting votes for the Annual Meeting?

To the extent such costs are incurred, the cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company has retained the professional proxy solicitation firm Alliance Advisors, LLC, at an approximate cost of $20,000. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Your proxy will also be revoked if you attend the Annual Meeting and vote in person; however, we are strongly discouraging in person attendance at the Annual Meeting this year as described above.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your common stock is registered in more than one name or are registered in different accounts. Please complete a proxy for each separate set of proxy materials that you receive to ensure that all of your shares are voted.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board of Directors unanimously recommends a vote:

●	for election of the three nominees for Class I Director named herein (see Proposal One);

●	for an advisory vote on the compensation paid to the Company’s named executive officers (see Proposal Two); and

●	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (see Proposal Three).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote for each item. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to each of the matters to be acted upon, other than Proposal Three. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on and will not be counted for any other matter to be acted upon, other than Proposal Three. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available under the “Investors” tab on our corporate website at www.neurocrine.com, and at www.proxyvote.com. However, you can only vote your shares at www.proxyvote.com. Please have the control number on your proxy card available.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of March 15, 2021 by (i) each of the executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current director, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. The table is based upon information supplied by our executive officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. A total of 94,533,573 shares of the Company’s common stock were issued and outstanding as of March 15, 2021.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned (2)	Number of Shares of Common Stock Acquirable Within 60 Days (3)	Total Number of Shares of Common Stock Beneficially Owned (4)	Percent Ownership
Janus Henderson Group plc (5)	9,307,920	—	9,307,920	9.8%
201 Bishopsgate EC2M 3AE, United Kingdom
FMR LLC (6)	8,436,629	—	8,436,629	8.9%
245 Summer Street, Boston, MA 02210
The Vanguard Group (7)	8,337,265	—	8,337,265	8.8%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc. (8)	6,997,795	—	6,997,795	7.4%
55 East 52nd Street, New York, NY 10055
T. Rowe Price Associates, Inc. (9)	6,271,730	—	6,271,730	6.6%
100 E. Pratt Street, Baltimore, MD 21202
Kevin C. Gorman, Ph.D.	452,972	842,780	1,295,752	1.4%
Matthew C. Abernethy	14,869	105,367	120,236	*
Eric Benevich.	21,236	250,978	272,214	*
Kyle W. Gano, Ph.D.	104,984	353,899	458,883	*
Eiry W. Roberts, M.D.	18,886	110,677	129,563	*
William H. Rastetter, Ph.D.	24,750	159,517	184,267	*
Gary A. Lyons	223,697	128,017	351,714	*
George J. Morrow	—	98,017	98,017	*
Leslie V. Norwalk	—	13,850	13,850	*
Richard F. Pops	29,512	128,017	157,529	*
Shalini Sharp	—	6,250	6,250	*
Stephen A. Sherwin, M.D.	27,055	128,017	155,072	*
All current executive officers and directors as a group (17 persons)	1,242,021	2,956,012	4,198,033	4.3%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of March 15, 2021.
(1)	The address of each beneficial owner named is c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, unless otherwise indicated.
(2)

Represents shares of common stock owned, excluding shares of common stock subject to stock options that are listed under the heading “Number of Shares of Common Stock Acquirable Within 60 Days,” by the named parties as of March 15, 2021.

(3)

Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of March 15, 2021, regardless of exercise price, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(5)

Based on Amendment No. 3 to Schedule 13G filed by Janus Henderson Group plc (“Janus”) on February 11, 2021, reporting ownership as of December 31, 2020. According to such filing, Janus beneficially owns 9,307,920 shares of common stock and sole voting power as to 0 shares of common stock. These securities are owned by various institutional investors for which Janus has a controlling ownership interest. As a result of its role as an investment adviser or sub-adviser to such institutional investors, for the purposes of the reporting requirements of the Exchange Act, Janus is deemed to be a beneficial owner of such securities; however, Janus expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)

Based on Amendment No. 12 to Schedule 13G filed by FMR LLC (“FMR”) on February 8, 2021, reporting ownership as of December 31, 2020. According to such filing, FMR beneficially owns 8,436,629 shares of common stock and has sole voting power as to 346,523 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock held by FMR.

(7)

Based on Amendment No. 5 to Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 10, 2021, reporting ownership as of December 31, 2020. According to such filing, Vanguard Group beneficially owns 8,337,265 shares of common stock and sole voting power as to 0 shares of common stock.

(8)

Based on Amendment No. 8 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2021, reporting ownership as of December 31, 2020. According to such filing, BlackRock beneficially owns 6,997,795 shares of common stock and sole voting power as to 6,487,970 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the common stock held by BlackRock. No one person’s interest in the common stock held by BlackRock is more than five percent of the Company’s total outstanding common stock.

(9)

Based on Amendment No. 1 to Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 16, 2021, reporting ownership as of December 31, 2020. According to such filing, Price Associates beneficially owns 6,271,730 shares of common stock and sole voting power as to 1,786,530 shares of common stock. These securities are owned by various individuals and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates, expressly disclaims that it is, in fact, the beneficial owner of such securities.

BOARD OF DIRECTORS AND COMMITTEES

General

The Company’s bylaws, as amended, provide that the Board of Directors is comprised of eight directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk), three directors in Class II (Richard F. Pops, Shalini Sharp and Stephen A. Sherwin, M.D.), and two directors in Class III (Kevin C. Gorman, Ph.D. and Gary A. Lyons). With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of the Company, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class I hold office until the 2021 Annual Meeting of Stockholders, the directors in Class II hold office until the 2022 Annual Meeting of Stockholders, and the directors in Class III hold office until the 2023 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk will expire at the 2021 Annual Meeting of Stockholders.

Director Biographies of Class I Directors Nominated for Reelection at the 2021 Annual Meeting of Stockholders

William H. Rastetter, Ph.D. has served on the Board of Directors since February 2010 and as Chairman of the Board of Directors since May 2011. Currently, he serves as the Chairman of the Board of Directors for Fate Therapeutics, a publicly traded company focused on cellular therapies, as well as for Daré Bioscience, Inc. (previously known as Cerulean Pharma Inc.), a publicly traded company focused on women’s health care. Dr. Rastetter also serves on the Board of Directors for Regulus Therapeutics Inc., a publicly traded company focused on RNA based therapeutics, and Grail, Inc., a private company developing deep sequencing approaches for disease diagnosis, with an initial focus on the early diagnosis of cancer. Dr. Rastetter serves as an advisor to Illumina Ventures. Dr. Rastetter was a partner in the venture capital firm, Venrock, from 2006 through early 2013 and was Executive Chairman of Biogen Idec, Inc. from 2003 to 2005. Earlier, he served as Chairman and Chief Executive Officer of IDEC Pharmaceuticals Corporation until its merger with Biogen in 2003; he joined IDEC Corporation as its Chief Executive Officer at the company’s founding in 1986. From 1984 to 1986, Dr. Rastetter was Director of Corporate Ventures at Genentech, where from 1982 to 1984 he held scientific positions. He held a series of faculty positions including Associate Professor at the Massachusetts Institute of Technology (“MIT”) from 1975 to 1982. Dr. Rastetter has a Bachelor of Science degree in chemistry from MIT and received Master of Art and doctorate degrees in chemistry from Harvard University.

The continued service of Dr. Rastetter on the Company’s Board of Directors is based on Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. The Company’s continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life science companies provides valuable strategic and governance insight to the Board of Directors as a whole.

George J. Morrow has served on the Board of Directors since October 2015. Mr. Morrow served as Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, from 2003 until his retirement in 2011. He joined Amgen in 2001 as Executive Vice President, Worldwide Sales and Marketing. His responsibilities included oversight of all commercial functions for Amgen’s broad spectrum of products in more than 50 countries worldwide, and the introduction of multiple new products into global markets. From 1992 to 2001, Mr. Morrow held executive management and commercial positions within several subsidiaries of Glaxo Wellcome, including Group Vice President for Commercial Operations (U.S.), Managing Director (U.K.), and most recently as President and Chief Executive Officer of Glaxo Wellcome, Inc. (U.S.). Mr. Morrow currently serves on the board of directors of Align Technology, Inc., a global medical device company. He has previously served on the boards of Vical, Inc., Otonomy, Inc., Glaxo Wellcome, Inc., Human Genome Sciences, Inc., Safeway, Inc., National Commerce Bank, the John Hopkins School of Public Health, and the Duke University Fuqua School of Business. Mr. Morrow holds a B.S. in chemistry from Southampton College, Long Island University, an M.S. in biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

The continued service of Mr. Morrow on the Company’s Board of Directors is based on his extensive commercialization experience at Amgen, his broad executive experience at GlaxoSmithKline Inc., and his years of experience in corporate governance as a board member of several publicly traded companies. Mr. Morrow’s board experience, leadership experience and commercialization expertise prove valuable strategic insights to the Board of Directors.

Leslie V. Norwalk has served on the Board of Directors since September 2019. Since 2007, Ms. Norwalk has served as Strategic Counsel to healthcare companies at Epstein Becker Green, EBG Advisors and National Health Advisors. Ms. Norwalk is an Operating Partner at Enhanced Equity Fund, L.P., a private equity firm, and also serves as an advisor to Warburg Pincus LLC, and Peloton Equity, both private equity firms. She serves as a director of NuVasive, Inc., Modivcare (formerly Providence Service Corporation), Magellan Health, Inc., and Arvinas, Inc., all publicly traded companies, as well as several privately-held healthcare companies. Ms. Norwalk previously served on the Board of Directors of Endologix. Additionally, she serves as a healthcare, regulatory and policy advisor to several private equity firms. Ms. Norwalk began her career in the public sector as The White House Special Assistant to the Office of Presidential Personnel under the first Bush administration, following which, she practiced law at the Washington, D.C. office of Epstein Becker Green, P.C. From 2001 to 2007 she served in several roles at the Centers for Medicare & Medicaid Services (CMS) under the George W. Bush administration, including serving as Deputy Administrator, and Counselor and Policy Advisor, before assuming the role of Acting Administrator. Ms. Norwalk holds a Juris Doctorate from the George Mason University School of Law and a Bachelor of Arts degree in economics and international relations from Wellesley College.

Ms. Norwalk may be considered overboarded under certain institutional investors’ voting policies. Nonetheless, the Company believes Ms. Norwalk is able to devote sufficient time and attention to her duties and to fulfill her responsibilities. In particular, other than occasional consulting work, Ms. Norwalk devotes all of her professional time to corporate board activities. The continued service of Ms. Norwalk to the Company’s Board of Directors is based on her deep knowledge of, and experience with, the healthcare industry and government regulations, as well as corporate governance and risk management. Such knowledge and experience provides valuable guidance and insight to the Board of Directors.

Director Biographies of Class II and Class III Directors not Nominated for Reelection at the 2021 Annual Meeting of Stockholders

Richard F. Pops has served on the Board of Directors since April 1998. Mr. Pops is the Chairman and Chief Executive Officer of Alkermes, Inc. He joined Alkermes as Chief Executive Officer in February 1991. Under his leadership, Alkermes has grown from a privately held research-based company with 25 employees to an international, publicly traded pharmaceutical company with more than 1,200 employees. In addition to Alkermes, he currently serves on the Board of Directors of the Biotechnology Industry Organization (BIO)and the Pharmaceutical Research and Manufacturers of America (PhRMA). Previously, Mr. Pops served on the Board of Directors of Epizyme, Inc., a biotechnology company focused on epigenetics. He holds a B.A. in economics from Stanford University.

The continued service of Mr. Pops to the Company’s Board of Directors is based on his leadership experience and track record for growing companies, his strength in business strategy and his financial acumen and capital markets experience. In addition, Mr. Pops is recognized for his service to the biopharmaceutical industry as a member of the Boards of the Biotechnology Industry Organization and the Pharmaceutical Research and Manufacturers of America. His breadth and range of industry experience from operations and strategy is a significant contribution to the Board of Directors.

Shalini Sharp has served on the Board of Directors since February 2020. She also serves on the Board of Directors of Mirati Therapeutics, Sutro Biopharma and Precision Biosciences. Previously, Ms. Sharp served on the Board of Directors of Array Biopharma, prior to its acquisition by Pfizer, as well as on the Board of Directors of Panacea Acquisition Corp., prior to its merger with Nuvation Bio. Ms. Sharp has held the positions of Chief Financial Officer and Executive Vice President at Ultragenyx, a biopharmaceutical company committed to bringing to patients novel products for the treatment of serious rare and ultra-rare genetic diseases, and Chief Financial Officer at Agenus Inc., a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. She served on the Board of Agenus for several years after her departure. Ms. Sharp previously served in strategic planning and as chief of staff to the Chairman of the Board of Directors at Elan Pharmaceuticals during the company’s restructuring. Ms. Sharp has also served as a management consultant at McKinsey & Company and an investment banker at Goldman Sachs, specializing in healthcare at both companies. She holds a B.A., magna cum laude, and an MBA from Harvard University.

The continued service of Ms. Sharp to the Company’s Board of Directors is based on her extensive experience as a chief financial officer of a public company, her financial acumen, and her management and leadership skills.

Stephen A. Sherwin, M.D. has served on the Board of Directors since April 1999. Dr. Sherwin currently divides his time between advisory work in the life science industry and patient care and teaching in his specialty of medical oncology. He is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. Dr. Sherwin currently serves on the Board of Directors of Biogen. He is a Venture Partner with Third Rock Ventures and a member of the Scientific Steering Committee of the Parker Institute for Cancer Immunotherapy. Previously Dr. Sherwin was Chairman and Chief Executive Officer of Cell Genesys, a cancer immunotherapy company, from 1990 until the company’s merger in 2009 with BioSante Pharmaceuticals (now ANI Pharmaceuticals). He was also a Co-founder and Chairman of Abgenix, an antibody company which was acquired by Amgen in 2006, and co-founder and chairman of Ceregene, a gene therapy company which was acquired by Sangamo Biosciences in 2013. From 1983 to 1990, Dr. Sherwin held various positions in clinical research at Genentech, most recently that of Vice President. Prior to 1983, he was on the staff of the National Cancer Institute. In addition, Dr. Sherwin previously served on the board of directors of Aduro Biotech, Neon Therapeutics, as well as the Biotechnology Industry Organization from 2001 to 2014 and as its chairman from 2009 to 2011, and was a member of the President’s Council of Advisors in Science and Technology (PCAST) Working Group on Drug Development from 2011 to 2013. Dr. Sherwin holds a B.A. in biology summa cum laude from Yale University and an M.D. from Harvard Medical School, is board-certified in internal medicine and medical oncology, and is a fellow of the American College of Physicians.

The continued service of Dr. Sherwin for election to the Company’s Board of Directors is based on his experience and credentials in the biotechnology industry as the former Chief Executive Officer of Cell Genesys, Inc., the former chairman and co-founder of Abgenix, Inc., the chairman and co-founder of Ceregene, Inc., and his positions at Genentech, Inc. and the National Cancer Institute. Dr. Sherwin is also currently Chairman Emeritus of the Biotechnology Industry Organization. In addition to his biotechnology credentials, Dr. Sherwin’s medical expertise in internal medicine and medical oncology provides a unique contribution to the Board of Directors.

Kevin C. Gorman, Ph.D. has been employed with the Company since 1993. He was appointed President and Chief Executive Officer in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He currently serves as Chief Executive Officer and has served on the Board of Directors since January 2008. Dr. Gorman also serves as a director of Xencor, Inc. a clinical stage biopharmaceutical company. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

The continued service of Dr. Gorman on the Company’s Board of Directors is based on the fact that as Chief Executive Officer of the Company, Dr. Gorman has extensive knowledge of our commercial products and our product candidates, our employees and the industry in which we operate. Dr. Gorman has also demonstrated exceptional leadership skills, sound business judgment and a strong commitment to the Company.

Gary A. Lyons has served on the Board of Directors since joining Neurocrine Biosciences in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons is currently the Chairman of the Board of Directors for each of Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases, and Travere Therapeutics, an ultra-orphan disease commercial stage company. Mr. Lyons is a member of the Board of Directors of Brickell Biotech, Inc., a biotechnology company focused on debilitating skin diseases, and Eledon Pharmaceuticals, Inc. (formerly Novus Therapeutics), a biotechnology company focused on immunology therapeutics. Mr. Lyons was previously a director of Neurogesx, Cytori Therapeutics, and Facet Biotech Corporation. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

The continued service of Mr. Lyons on the Company’s Board of Directors is based on Mr. Lyons’ extensive business development and corporate governance experience and, as the Company’s former Chief Executive Officer, his in-depth understanding of the Company’s product candidates, management and culture. With this history with the Company and management, Mr. Lyons brings a unique perspective and point of view to the Company’s Board of Directors.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Neurocrine Biosciences is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices. The Board of Directors has adopted Corporate Governance Guidelines which describe our corporate governance practices and address corporate governance issues such as Board composition, responsibilities and director qualifications. These guidelines are available at www.neurocrine.com.

Corporate Governance Best Practices

We are committed to maintaining strong corporate governance practices that promote the long-term interests of the Company and our stockholders and help strengthen the oversight functions of our management and Board of Directors. Additional information about our corporate governance policies and practices, including our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Comprehensive Compliance Program, 2020 Environmental, Social, Governance (ESG) Report, and Policy for Recoupment of Incentive Compensation, can be found on our website, www.neurocrine.com. Additionally, for more information on our commitment to corporate social responsibility and stewardship, including environmental sustainability, diversity and inclusion and other key initiatives, please see our ESG Report, which is posted on our website referenced above under the “Corporate Sustainability” section of the website. We believe these efforts reflect the best interests of our patients, our stockholders and the communities in which we operate and serve. The information posted on or accessible through our website is not incorporated into this proxy statement.

We believe that our strong corporate governance practices empower our independent directors to exercise effective oversight of our business generally and our management team specifically, including the performance of our Chief Executive Officer.

The following table highlights some of our key corporate governance practices:

Corporate Governance Best Practices
Director resignation policy for directors receiving less than majority support	Stockholder ability to call special meetings
Director overboarding policy	Stockholder action by written consent
Diverse Board and policies emphasizing diversity in all new director searches	No poison pill in force
Separate Chairman and CEO	Clawback policy
All directors attended at least 75% of Board and relevant committee meetings	New director orientation and continuing director education
Code of Business Conduct and Ethics	Executive sessions of independent directors held at every regular Board meeting
Annual board and committee assessment	Active stockholder engagement

What is the Board’s leadership structure?

It is the Company’s policy to separate the roles of Chief Executive Officer and Chairman of the Board. This separation recognizes the independent roles of the Board of Directors, Chairman of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chairman of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer and the balance of the Board of Directors set Company goals with the Chief Executive Officer providing leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board of Directors and Company leadership reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its stockholders.

Are the members of the Board independent?

The Board of Directors annually reviews the independence of each of the directors. With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of Neurocrine Biosciences, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

How often did the Board meet during fiscal 2020?

The Board of Directors held a total of nine meetings during 2020. For 2020, the Board of Directors had an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee Charters for each of these committees have been established and approved by the Board of Directors and current copies of the charters for each of the committees have been posted on the Company’s website at www.neurocrine.com. During 2020, no director attended fewer than 75% of the aggregate of the total meetings of the Board of Directors and no director attended fewer than 75% of the total number of meetings held by any committee of the Board of Directors on which such director served.

What are the various committees of the Board and which directors are on those committees?

The Company’s Audit Committee is comprised entirely of directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 5605(c)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this proxy statement. The members of the Audit Committee for 2020 were Richard F. Pops, Shalini Sharp and Stephen A. Sherwin, M.D. The Board of Directors has determined that Mr. Pops, Ms. Sharp, and Dr. Sherwin are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K. This committee met seven times during 2020.

The Company’s Compensation Committee consists of directors George J. Morrow, Richard F. Pops and Shalini Sharp. The Compensation Committee reviews and recommends to the Board of Directors the compensation of executive officers and other employees of the Company. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Each of the current members of the Compensation Committee is an “independent director” as defined by Nasdaq Stock Market Rule 5605(a)(2). This committee met six times during 2020.

The Company’s Nominating/Corporate Governance Committee consists of directors Stephen A. Sherwin, M.D., George J. Morrow and Leslie V. Norwalk. Dr. Sherwin, Mr. Morrow, and Ms. Norwalk are all “independent directors” as defined by Nasdaq Stock Market Rule 5605(a)(2). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics (the “Code”), which applies to all of the Company’s officers, directors and employees, and is available on the Company’s website at www.neurocrine.com. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a current report on Form 8-K. The functions of this committee also include consideration of the composition of the Board of Directors and recommendation of individuals for election as directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, provided such nominations are made pursuant to the Company’s bylaws and applicable law. This committee met three times during 2020.

Compensation Committee interlocks and insider participation

During 2020, the Compensation Committee consisted of George J. Morrow, Richard F. Pops, and Shalini Sharp. No interlocking relationship existed between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

What is our director nomination process?

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

•

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

•

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time.

•

Directors should notify the Chairman of the Board and Chairman of the Nominating/Corporate Governance Committee in the event of any significant change in their employment responsibilities or affiliations. Director nominees should meet the Director Qualification requirements set forth in the Company’s Corporate Governance Guidelines.

•

In evaluating director nominees, the Nominating/Corporate Governance Committee considers the following factors: personal and professional integrity, ethics and values including any potential conflicts of interest; experience in corporate management and the biopharmaceutical industry, such as serving as an officer or former officer of a publicly held company; gender and ethnic diversity; experience as a board member of another publicly held company; and additionally, for nominees seeking re-election, meeting attendance, gender and ethnic diversity, and participation and compliance with Company policies.

It is the Company’s policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. The Nominating/Corporate Governance Committee considers the diversity of the Board of Directors, including diversity with respect to gender and ethnicity, when evaluating candidates for election or re-election to the Board of Directors.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

In addition to the foregoing, the Nominating/Corporate Governance Committee Charter and Corporate Governance Guidelines set forth minimum criteria for director nominees. The Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does believe that several members of the Board of Directors meet the criteria for an “audit committee financial expert” as defined by SEC rules. We believe that all of our directors should have a reputation for honesty, integrity and highest ethical standards, and should demonstrate business acumen, an ability to exercise sound judgment and a commitment to serve the Company.

Board Self-Assessment

The Nominating/Corporate Governance Committee ensures that each member of the Board, the Committees, and the Chair of the Board are assessed annually aimed at enhancing effectiveness. Directors complete a number of different evaluations in order to provide performance feedback and suggestions for improved effectiveness or contributions. The assessments are done by way of a questionnaire conducted by our external corporate counsel, Cooley LLP. The assessments are treated on a confidential basis, with the results tallied on an anonymous basis for review. The results of the evaluation are analyzed by Cooley LLP, our Chief Legal Officer, the Nominating/Corporate Governance Committee, and the Board, who decide whether any changes are needed to the Board’s processes, procedures, composition or Committee structure. The evaluation carried out in 2020 indicated that all individuals and groups were effectively fulfilling their responsibilities.

Board Education

The Board recognizes the importance of ongoing director education. In order to facilitate the Board’s educational development, the Board regularly meets with management and are given periodic presentations on our business and recent business developments. When the Board meets in person, Members of the Board also attend dinners on the evening before regularly scheduled Board meetings. Generally, at these dinners the Board meets with senior decision-makers within the Company or outside experts in order to enhance the Board’s understanding of our business and affairs. In addition, on an annual basis an external expert meets with the Nominating/Corporate Governance Committee to discuss best practices and new developments relating to corporate governance and the operation of public company boards. The Company also provides funding for members of the Board of Directors to attend outside director continuing education programs sponsored by educational and other institutions.

Identification and Evaluation of Nominees for Director

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for service and who are willing to continue are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining members who would offer a new perspective. If any member of the Board of Directors does not wish to continue in service, or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our Board of Directors, management or other parties are evaluated. Accordingly, our Board of Directors believes a formal policy regarding consideration of such recommendations is unnecessary.

What is our process for stockholder communications with the Board of Directors?

Stockholders of the Company wishing to communicate with the Company’s Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Company stockholder on whose behalf the communication is sent; and

•	the number of Company shares that are beneficially owned by such stockholder as of the date of the communication.

Each stockholder communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

What is the Board’s role in risk oversight?

While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to various committees. The Board of Directors and its committees oversee risk throughout the business with focus on financial risk, legal/compliance risk, scientific/clinical development risk, and strategic risk. The Audit Committee focuses on financial risk and internal controls. The Nominating/Corporate Governance Committee and Audit Committee each focus on legal/compliance risk with the Nominating/Corporate Governance Committee taking the lead on the governance and management process, ESG and sustainability risk, and healthcare and other compliance risks. The Audit Committee takes the lead on SEC reporting and compliance. The Compensation Committee addresses compensation policies and practices as they relate to risk management practices and risk-taking incentives. The participation of the full Board of Directors in setting the Company’s business strategy incorporates assessment of scientific and strategic risks for the Company overall.

How do the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives?

During 2020, the Compensation Committee, in conjunction with the Board of Directors, conducted an assessment of how the Company’s compensation policies and practices relate to risk management practices and risk-taking incentives. As part of the process, the Compensation Committee engaged the services of an external, independent compensation consulting firm to conduct an independent risk assessment. Based on this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. Director Dr. Gorman attended the 2020 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2020 with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the Securities and Exchange Commission. The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the PCAOB. In addition, the Audit Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Respectfully submitted by:

AUDIT COMMITTEE

Stephen A. Sherwin, M.D.

Richard F. Pops

Shalini Sharp

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2020	2019
Audit fees (1)	$1,073,760	$1,053,634
Audit related fees (2)	—	—
Tax fees (3)	500,176	155,101

Total	$1,573,936	$1,208,735

(1)

Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, review of registration statements on Form S-8, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)

Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. For 2020, these fees included $123,285 for tax preparation services, $15,450 for services related to Section 382 studies for net operating loss utilization, $206,000 for research and development tax credit study, $70,395 for state tax planning and $85,046 for on-call tax advisory services. For 2019, these fees included $90,840 for tax preparation services, $15,450 for services related to Section 382 studies for net operating loss utilization and $48,811 for state tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

COMPENSATION COMMITTEE REPORT

The following Report of the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

COMPENSATION COMMITTEE

George J. Morrow

Richard F. Pops

Shalini Sharp

PROPOSAL ONE: ELECTION OF DIRECTORS

The Company’s bylaws, as amended, provide that the Board of Directors is comprised of eight directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk), three directors in Class II (Richard F. Pops, Shalini Sharp and Stephen A. Sherwin, M.D.), and two directors in Class III (Kevin C. Gorman, Ph.D. and Gary A. Lyons). With the exception of Kevin C. Gorman, Ph.D., who is the Chief Executive Officer of Neurocrine Biosciences, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class I hold office until the 2021 Annual Meeting of Stockholders, the directors in Class II hold office until the 2022 Annual Meeting of Stockholders and the directors in Class III hold office until the 2023 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the elected directors will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk will expire at the 2021 Annual Meeting of Stockholders.

Nominees for Election at the Annual Meeting

All of the nominees (William H. Rastetter, Ph.D., George J. Morrow and Leslie V. Norwalk) are currently Class I directors of the Company. Information about the nominees is set forth below:

Name of Director	Age	Position in the Company	Director Since
William H. Rastetter, Ph.D.	72	Chairman of the Board	2010

George J. Morrow (2) (3)	69	Director	2015

Leslie V. Norwalk (3)	55	Director	2019

Who are the remaining Directors that are not up for election this year?

The Class II and III directors will remain in office after the 2021 Annual Meeting of Stockholders. The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

Name of Director	Age	Position in the Company	Director Since
Richard F. Pops (1) (2)	58	Director	1998

Shalini Sharp (1) (2)	46	Director	2020

Stephen A. Sherwin, M.D. (1)(3)	72	Director	1999

Kevin C. Gorman, Ph.D.	63	Chief Executive Officer and Director	2008

Gary A. Lyons	69	Director	1993

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating/Corporate Governance Committee.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2021 Annual Meeting of Stockholders and entitled to vote on the election of directors will be elected to the Board of Directors.

Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s Class I nominees named above. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director. The Board of Directors unanimously recommends that stockholders vote “FOR” the Class I nominees named above.

PROPOSAL TWO: ADVISORY VOTE ON

COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

At the 2017 Annual Meeting of Stockholders, the Board of Directors, as a matter of good corporate governance, recommended that the stockholders approve an advisory vote on Named Executive Officer compensation (“say-on-pay”) on an annual basis. Approximately 94% of the stockholder votes cast at the 2017 Annual Meeting of Stockholders were for the Company’s recommendation, and in response the Company holds an annual say-on-pay vote. This annual vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

Summary of the Company’s Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) bases its executive compensation decisions on a number of objectives which include aligning management incentives with interests of stockholders, providing competitive compensation, appropriately balancing compensation risk in the context of the Company’s business strategy and meeting evolving compensation governance standards. The philosophy of the Committee in establishing the Company’s compensation policy for executive officers as well as all other employees is to:

•	align compensation plans with both short-term and long-term goals and objectives of the Company and stockholder interests;

•	attract and retain highly skilled individuals by offering compensation that compares favorably to other employers who are competing for available employees;

•	incentivize employees through a mix of base salary, bonus amounts based on achievement of defined corporate and personal goals and long-term equity awards to generate returns for stockholders; and

•	pay for performance by ensuring that an ever-increasing percentage of an individual’s compensation is performance-based as they progress to higher levels within the Company.

As discussed below in the Compensation Discussion and Analysis, we believe we have adopted a compensation philosophy that provides strong alignment between executive pay and performance based on strategic goals designed to provide both near-term and long-term growth in stockholder value. The historical approval rates, on an advisory basis, for the Company’s executive compensation program have been over 97% for each of the 2018, 2019 and 2020 Annual Meetings of Stockholders. The Committee and our Board of Directors believe that this level of approval of our executive compensation program is indicative of our stockholders’ strong support of our compensation philosophy and goals as well as the overall administration of executive compensation by the Committee and the Board of Directors.

You are being asked to approve on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related notes and narrative set forth herein. This vote is not intended to address any specific compensation item, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

Vote Required

The say-on-pay vote is advisory and therefore not binding on the Company, the Committee or the Board of Directors. However, we value the opinions of our stockholders and will review and will continue to consider the outcome of this advisory vote when making future compensation decisions for our Named Executive Officers and will evaluate whether any actions are necessary to address the stockholders’ concerns. Approval of this advisory vote requires the affirmative vote of the majority of shares represented in person or by proxy and entitled to vote on the item. The Board of Directors unanimously recommends voting “FOR” approval of the Company’s Named Executive Officers compensation.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP to audit the financial statements of the Company for the current fiscal year ending December 31, 2021. Ernst & Young LLP has audited the Company’s financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the item will be required to approve and ratify the Audit Committee’s selection of Ernst & Young LLP. The Board of Directors unanimously recommends voting “FOR” approval and ratification of such selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

EXECUTIVE OFFICERS AND MANAGEMENT

The following table sets forth information regarding our executive officers and other management team members as of the Record Date:

Name	Age	Position
Kevin C. Gorman, Ph.D.	63	Chief Executive Officer and Director
Matthew C. Abernethy	41	Chief Financial Officer
Eric Benevich	55	Chief Commercial Officer
David W. Boyer	42	Chief Corporate Affairs Officer
Haig P. Bozigian, Ph.D.	63	Chief Development Officer
Julie S. Cooke.	55	Chief Human Resources Officer
Kyle W. Gano, Ph.D.	48	Chief Business Development and Strategy Officer
Dimitri E. Grigoriadis, Ph.D.	63	Chief Research Officer
Darin M. Lippoldt	55	Chief Legal Officer and Corporate Secretary
Malcolm C. Lloyd-Smith	65	Chief Regulatory Officer
Eiry W. Roberts, M.D.	57	Chief Medical Officer

See above for biographical information concerning Kevin C. Gorman, Ph.D.

Matthew C. Abernethy was appointed Chief Financial Officer in November 2017 and is responsible for leading corporate finance activities and commercial supply chain operations, as well as information technology and investor relations functions at Neurocrine Biosciences. Mr. Abernethy has nearly 20 years of experience in the financial sector and investor relations with expertise in the healthcare industry. He joined Neurocrine Biosciences from Zimmer Biomet, where he held various positions from February 2009 to November 2017, including most recently, Vice President, Investor Relations and Treasurer and Vice President of Finance for the Americas and Global Product Engines. He began his career with KPMG LLP and is a certified public accountant (inactive). Mr. Abernethy earned his B.S. in Accounting and Business Administration from Grace College and an MBA from the University of Chicago.

Eric Benevich was appointed Chief Commercial Officer in May 2015 and is responsible for all aspects of commercial development, marketing and sales of the Neurocrine Biosciences product portfolio. Previously, Mr. Benevich was at Avanir Pharmaceuticals, Inc., from 2005 to 2015, serving most recently as Vice President of Marketing where he was responsible for NUEDEXTA ® and commercialization of their CNS pipeline. Mr. Benevich has nearly 30 years of experience in the pharmaceutical industry and previously served in various positions of increasing responsibility at Peninsula Pharmaceuticals Inc., Amgen and AstraZeneca in the sales and marketing of drugs such as Enbrel® , Epogen® and Prilosec® . Mr. Benevich has a BBA in International Business from Washington State University.

David W. Boyer was appointed Chief Corporate Affairs Officer in September 2019 and is responsible for patient advocacy and engagement, corporate communications, government relations, and public policy at Neurocrine Biosciences. Mr. Boyer brings nearly 20 years of experience in public affairs, specializing in the life sciences and biopharmaceutical sectors. He joins Neurocrine Biosciences from nine years at BGR Group, where he served as a Principal and the Head of the Health & Lifesciences Practice, leading the firm’s healthcare advocacy, policy and strategy development, and strategic consulting team. During his tenure at BGR Group, Mr. Boyer led public policy, advocacy, and strategic communications initiatives for a wide range of healthcare clients. Prior to joining BGR Group, Mr. Boyer served as Special Assistant to the President for Legislative Affairs under President George W. Bush, Assistant Commissioner for Legislation at the U.S. Food and Drug Administration, and Special Assistant to the Secretary at the U.S. Department of Health and Human Services. In addition to his public service, Mr. Boyer held senior advocacy positions at the Biotechnology Innovation Organization (BIO) and the Pharmaceutical Research and Manufacturers of America (PhRMA). Mr. Boyer holds a B.A. in Government from Georgetown University.

Haig P. Bozigian, Ph.D. was appointed Chief Development Officer in 2013 after having served as Senior Vice President of Pharmaceutical and Preclinical Development. Dr. Bozigian is responsible for all preclinical development, chemistry manufacturing and controls (CMC) and clinical pharmacology, and has led such functions since 2006. Dr. Bozigian joined Neurocrine Biosciences in 1997. With extensive expertise in CNS related new product development, Dr. Bozigian has participated in research and development for approximately 30 years. Prior to joining Neurocrine Biosciences, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate Director of Pharmacokinetics and Drug Metabolism at Sphinx Pharmaceuticals Corporation and as a Clinical Pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in Microbiology from the University of Massachusetts, his M.S. in Pharmacodynamics and Toxicology from the University of

Nebraska Medical Center, and earned his Ph.D. in Pharmaceutical Sciences from the University of Arizona Mr. Bozigian retired as Chief Development Officer March 31, 2021.

Julie S. Cooke was appointed Chief Human Resources Officer in September 2017. She joined Neurocrine Biosciences from the Sanford Burnham Prebys Medical Research Institute where she served as Senior Vice President for Human Resources and was a member of the executive management team. Previously, Ms. Cooke held multiple positions at Life Technologies, including being the human resource partner to the Chief Operating Officer, Division Presidents and Global Function Leads. Prior to Life Technologies, she ran human resources and was a member of the executive management team at SGX Pharmaceuticals. Ms. Cooke began her career at PepsiCo., The Pepsi Bottling Group, and Gateway, where she held positions of increasing responsibility in human resources. She holds a Bachelor of Arts in Economics from Colorado College.

Kyle W. Gano, Ph.D. was appointed Chief Business Development Officer in 2011, and Chief Business Development and Strategy Officer in 2020, and is responsible for all business and corporate development activities, including the management of ongoing collaborations with AbbVie, Mitsubishi Tanabe Pharma, BIAL, Takeda ,Voyager Therapeutics, Xenon Pharmaceuticals and Idorsia Pharmaceuticals Ltd. From 2001 to 2011, Dr. Gano held several positions of increasing responsibility at Neurocrine Biosciences spanning marketing analytics to business development. Dr. Gano received his B.S. in Chemistry from the University of Oregon, B.S. in Biochemistry from the University of Washington, and his Ph.D. in Organic Chemistry and M.B.A in Finance from the University of California, Los Angeles.

Dimitri E. Grigoriadis, Ph.D. was appointed Chief Research Officer in 2013. Dr. Grigoriadis oversees all research functions, including drug discovery, biology and chemistry, and has led such functions since 2006. Dr. Grigoriadis joined Neurocrine Biosciences in 1993, established the pharmacology and drug screening groups and was most recently a Neurocrine Biosciences Fellow and Vice President of Discovery Biology. Prior to joining Neurocrine Biosciences, he was a Senior Scientist in the Neuroscience group at the DuPont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B.Sc. from the University of Guelph in Ontario, Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.

Darin M. Lippoldt was appointed Chief Legal Officer and Corporate Secretary in October 2014 and has oversight of all corporate legal, intellectual property, and corporate compliance matters. Prior to joining Neurocrine Biosciences, Mr. Lippoldt served as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Volcano Corporation, a company he joined in 2010. Prior to Volcano, Mr. Lippoldt served as Associate General Counsel at Amylin Pharmaceuticals, Inc. He previously practiced corporate and securities law with the law firms of Fulbright & Jaworski LLP and Matthews and Branscomb, P.C. Mr. Lippoldt received a B.B.A. in Finance, an M.A. in International Relations and a J.D. from St. Mary’s University.

Malcolm C. Lloyd-Smith was appointed Chief Regulatory Officer in September 2014 and is responsible for regulatory affairs and quality assurance. Prior to joining Neurocrine Biosciences, Mr. Lloyd-Smith served at Cadence Pharmaceuticals, Inc. as Senior Vice President, Regulatory Affairs, Quality and Clinical from August 2012 to September 2014, and previously as Senior Vice President, Regulatory Affairs and Quality Assurance from August 2008. Mr. Lloyd-Smith served as Vice President and Head of Global Regulatory Affairs for Elan Pharmaceuticals, Inc. from September 2003 to August 2008, after having served in the United Kingdom as its Vice President, International Regulatory Affairs from March 2002 to August 2003. Previously, Mr. Lloyd-Smith served in various positions of increasing responsibility with DuPont Pharmaceuticals in Germany, Switzerland, USA and UK. Mr. Lloyd-Smith holds a B.Sc. in Pharmacology from the University of Leeds and a M.Sc. in Pharmacological Biochemistry from Hatfield Polytechnic.

Eiry W. Roberts, M.D. was appointed Chief Medical Officer in January 2018 and is responsible for all clinical development and medical affairs activities at Neurocrine Biosciences. Dr. Roberts has over 25 years of research and development experience in the pharmaceutical industry across all phases of drug development from research through commercialization in multiple therapeutic areas, including neuroscience, inflammation, oncology and metabolic diseases. She joined Neurocrine Biosciences from Eli Lilly and Company where she had worked since May 1991. During her tenure at Eli Lily and Company Dr. Roberts held various positions of increasing responsibility, including Vice President, Clinical Pharmacology/Managing Director of Chorus a position she held from October 2014 until December 2017 and Vice President of R&D, BioMedicines Business Unit. At Eli Lilly Dr. Roberts was the Chair of the Medical Review Committee, where she was responsible for review and approval of all the integrated clinical plans for molecules in the Lilly portfolio. Dr. Roberts was accountable for early clinical development programs across all therapeutic areas within Lilly, as well as registration for new chemical entities and biproducts in Phase III development. During her time at Lilly, Dr. Roberts established a new therapeutic area, which resulted in the development of five potential novel medicines from Phase I through to approval, with two of them successfully receiving regulatory approval. Dr. Roberts also has extensive leadership and business development experience, including the management of strategic alliances, business partnerships and venture capital collaborations. Dr. Roberts is a physician who trained in pharmacology and medicine in the UK, qualifying from the University of London in 1987. Her post-graduate clinical training was in clinical pharmacology and cardiology at St. Bartholomew’s Hospital and the Royal London Hospital.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Neurocrine Biosciences’ executive officer compensation program for 2020 and certain elements of our 2021 program. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following individuals who are our Named Executive Officers (“NEOs”) for 2020:

•	Kevin C. Gorman, Ph.D., Chief Executive Officer;
•	Matthew C. Abernethy, Chief Financial Officer;
•	Eric Benevich, Chief Commercial Officer;
•	Kyle W. Gano, Ph.D., Chief Business Development and Strategy Officer; and
•	Eiry W. Roberts, M.D., Chief Medical Officer

Executive Summary

Business Overview

We are a neuroscience-focused, biopharmaceutical company dedicated to discovering, developing and delivering life-changing treatments for people with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. We specialize in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. Our business strategy includes commercializing our product portfolio, continuing to advance and extend our product pipeline, seeking to identify and validate new medicines on novel targets for internal development or collaboration and selectively acquiring rights to programs at all stages of development and commercial products to take advantage of our drug development and commercial capabilities.

We have marketed INGREZZA® (valbenazine) in the U.S. since May 2017 as the first FDA-approved drug for the treatment of tardive dyskinesia, and ONGENTYS® (opicapone) in the U.S. since September 2020 as an adjunct therapy to levodopa/carbidopa in patients with Parkinson’s disease experiencing motor fluctuations. INGREZZA net product sales represented the significant majority of our total net product sales for 2020 and all of our net product sales for 2019 and 2018.

In addition to our marketed products:

●

We receive royalties at tiered percentage rates on any net sales of ORILISSA and ORIAHNN, from our collaboration partner, AbbVie. AbbVie received approval for ORILISSA from the FDA in July 2018 and Health Canada in October 2018 and received approval for ORIAHNN from the FDA in May 2020.

●

We have the following product candidates in our late-stage clinical pipeline: (1) crinecerfont for the treatment of Congenital Adrenal Hyperplasia, or CAH, (2) valbenazine for the treatment of chorea in Huntington’s Disease, or HD, and (3) valbenazine for the treatment of Tardive Dyskinesia in Japan and other East Asian countries.

●

We have the following product candidates in our early- and mid-stage clinical pipeline: (1) NBI-827104 for treatment of epileptic encephalopathy with continuous spike and wave during sleep, (2) NBI-921352 for the treatment of SCN8A developmental and epileptic encephalopathy, (3) NBI-1065844 for the treatment of negative symptoms of schizophrenia, (4) NBI-1065845 for treatment-resistant depression, (5) NBI-1065846 for the treatment of anhedonia in depression, and (6) in collaboration with our partner, AbbVie, elagolix for the treatment of PCOS in women.

2020 Corporate Performance Highlights

The global COVID-19 pandemic has dramatically changed the ways in which we live and interact with one another. While we adapt to this new shared reality, our mission remains unchanged: to discover and develop life-changing treatments for people with serious, challenging and under-addressed disorders.

The global COVID-19 pandemic impacted our business in 2020 and continues to do so. As further described below, despite this impact we did not modify our 2020 Corporate Goals. In early March 2020, we implemented a “Work from Home Policy” for employees not involved in business-critical activities and for employees involved in business-critical activities, we implemented safety measures designed to comply with federal, state and local guidelines. Due to the impact of COVID-19, we initially paused enrollment of new patients in several of our clinical trials. Beginning in the third quarter of 2020, we began enrolling patients in our HD and CAH studies. Additionally, most hospitals, community mental health facilities, and other healthcare facilities have implemented policies that limit access of our sales representatives, medical affairs personnel, and patients to such facilities.

Despite the impact of COVID-19 on our business, we delivered strong performance in 2020, including the following:

●	INGREZZA net product sales for 2020 increased $240.2 million, or 31.9%, to $993.1 million.

●

We received FDA approval in April 2020 and launched ONGENTYS in the U.S. in September 2020. ONGENTYS is an adjunctive therapy to levodopa/DOPA decarboxylase inhibitors in adult Parkinson’s disease patients.

●

AbbVie launched ORIAHNN in the U.S. in June 2020 as the first FDA-approved non-surgical, oral medication option for the management of heavy menstrual bleeding associated with uterine fibroids in pre-menopausal women in May 2020.

●	Completed strategic partnerships with Idorsia Pharmaceuticals Ltd, or Idorsia, and Takeda Pharmaceutical Company Limited, or Takeda, to significantly expand our clinical pipeline.

●	We decreased our total debt outstanding by $136.2 million to $381.3 million after repurchasing approximately 26% of our outstanding convertible notes in December 2020.

Pay for Performance/At-Risk Pay

Our executive officer compensation program is designed to reward achievement of the specific strategic goals that we believe will advance our business strategy and create long-term value for our stockholders. Consistent with our goal of attracting, motivating and retaining a high-caliber executive team, our executive officer compensation program is designed to pay for performance. We utilize compensation elements that meaningfully align our NEOs’ interests with those of our stockholders to create long-term value. As such, a significant portion of our CEO’s and other executive officers’ compensation is “at-risk,” performance-based compensation, in the form of long-term equity awards that have performance-based vesting criteria or only have value to the executive officer if the Company’s stock price increases, and annual cash incentives that are only earned if we achieve multiple corporate metrics.

With respect to long-term equity awards, the Compensation Committee of our Board of Directors (the “Committee”) annually considers the appropriate mix of equity awards. The Committee believes that combining such performance- based vesting equity awards with time-based vesting equity awards complements the performance- based vesting equity awards and facilitates a focus on the totality of the Company’s ongoing and future activities as potential contributors to stock price appreciation.

The graphics below illustrate the elements of our CEO’s compensation mix for 2020 and the aggregate compensation mix for 2020 for the other named executive officers as a group. The percentages in the chart below reflect the actual cash incentives paid and the grant-date value of equity awards, in each case as reported in our 2020 Summary Compensation Table.

CEO 2020 Compensation Mix	All Other NEOs 2020 Compensation Mix

Our Compensation Practices

Below are key elements of our compensation program, as well as problematic pay practices that we avoid:

WHAT WE DO	WHAT WE DON’T DO

✓ Heavily weight our executive officer compensation toward “at risk,” performance-based compensation

✓ Balance short-term and long-term incentive compensation

✓ Use multi-year vesting for all executive officer equity awards

✓ Grant performance-based equity awards annually in the form of PRSUs

✓ Have an incentive compensation recoupment or clawback policy for performance-based cash and equity incentives

✓ Structure our executive officer compensation program to minimize inappropriate risk-taking and encourage appropriate risk-taking

✓ Cap annual cash incentives at a maximum payout amount

✓ Select peer companies that we compete with for executive officer talent, have a similar business and are of similar size as us, and review their pay practices

✓ Solicit advice from the Committee’s independent compensation consultant

✓ Have meaningful stock ownership guidelines for executive officers

✓ Hold annual say-on-pay advisory vote

×   Provide guaranteed bonuses or base salary increases

×   Allow for the repricing of stock options without stockholder approval

×   Pay dividends or dividend equivalents on unearned shares

×   Permit hedging or other forms of speculative transactions by employees or directors

×   Permit pledging by employees or directors

×   Provide single-trigger change in control benefits

×   Include gross-ups in new executive employment agreements or change-in-control arrangements

×   Provide excessive perquisites to our executive officers

×   Provide retirement or pension benefits to our executive officers that are not available to employees generally

Role of the Compensation Committee

As discussed in greater detail below, the Committee takes into consideration a peer group, survey data and advice from an independent compensation consultant when setting the compensation philosophy and compensation structure for the Company. The Committee’s complete roles and responsibilities are set forth in a written charter, which was adopted by the Board of Directors and is available at www.neurocrine.com. Some of the significant roles and responsibilities of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;
•

reviewing and approving corporate goals and objectives relating to the compensation of the Company’s employees, including executive officers, and evaluating the performance of the Company, and its executive officers, in light of these corporate goals and objectives;

•	reviewing and approving compensation for all executive officers, including perquisite benefits, if any;
•	reviewing and approving all employment and severance agreements for executive officers;
•	reviewing and approving all promotions to executive officer positions and the hiring of all new executive officers;
•	reviewing director compensation by taking into consideration peer group data and advice from an independent compensation consultant, and making recommendations to the Board of Directors;
•

reviewing and approving guidelines for salaries, merit salary increases, cash incentive payments, stock-based grants and performance-based stock grants for all non-executive officer employees of the Company;

•	reviewing and approving equity grants to non-employees of the Company, if any;
•	reviewing and approving equity and incentive plans, including amendments or modifications to such equity and incentive plans;
•	administering the Company’s equity and incentive plans and employee pension and benefit plans;
•	reviewing and taking into consideration stockholder feedback regarding compensation matters, including our annual say-on-pay vote;

•	retaining independent compensation consultants and advisors when appropriate to advise the Committee on compensation policies and plans;
•	complying with requirements established by the SEC, assessing the risks arising from the Company’s compensation policies and taking any actions required as a result thereof;
•	reviewing executive officer and director compliance with our Stock Ownership Guidelines; and
•	preparing and approving the Compensation Discussion and Analysis to be included as part of the Company’s annual proxy statement.

Committee Actions in Connection with Say-on-Pay Vote

Our Committee is committed to ensuring that our executive officer compensation program is effective and aligned with our stockholders’ interests and concerns. Accordingly, a critical component of our Committee’s process has been to continue:

•	reviewing emerging compensation “best practices” in the U.S., with a focus toward companies of similar size, market capitalization and revenues; and
•	soliciting advice from our Committee’s independent compensation consultant.

In 2020, we sought a say-on-pay advisory vote from our stockholders regarding our executive officer compensation program. Each year, the Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executive officers.

2020 Say-on-Pay Voting Results

In 2020, we received 97% of votes cast in support of our 2020 executive compensation program, and in the last five years, we received over 98% (on average) of votes cast in support of our executive compensation programs.

Given the significant level of stockholder support, the Committee concluded that:

✓ our executive officer compensation program continues to align executive officer pay with stockholder interests;

✓ our executive officer compensation program provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executive officers;

✓ no significant changes to our programs are necessary; and

✓ the Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the NEOs and executive officers.

During 2020 we continued our stockholder engagement efforts in order to solicit feedback on a variety of topics including environmental, social, governance (ESG) and executive compensation practices. We contacted stockholders representing over 68% of outstanding stock and spoke with all stockholders that wanted to provide us with feedback. Overall, stockholders have expressed strong support for our ESG and executive compensation practices. We are pleased with our say-on-pay advisory vote results and stockholder feedback, and we will continue to engage with our stockholders to ensure alignment between our executive officer compensation program and our stockholders’ interests.

Compensation Philosophy

We believe that in order to create value for our stockholders, it is critical to attract, motivate and retain key executive officer talent by providing competitive compensation packages. Accordingly, we design our executive officer compensation programs to:

ATTRACT, DEVELOP & RETAIN executive officers with the skills and expertise to execute our business plans within the highly competitive life sciences industry	MOTIVATE & REWARD executives fairly over time for actions consistent with creating long-term stockholder value	MAXIMIZE stockholder value via an appropriate blend of short-term and long-term incentives

Our compensation philosophy for executive officers provides that cash compensation should be structured such that at least one-third of each executive officer’s total cash compensation, consisting of base salary and target cash incentives, is at risk and dependent upon the Company’s achievement of specific corporate metrics that drive stockholder value. Starting in 2020, 50% of our Chief Executive Officer’s target total cash compensation is at risk under our annual cash incentive plan. Non-cash long-term equity compensation for executive officers is generally a combination of performance-based and time-based vesting, and is designed to motivate executive officers to increase long-term stockholder value as well as reward and retain key employees.

Overall Compensation Determination Process

The implementation of the compensation philosophy is carried out under the supervision of the Committee. The Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Committee. Management, under guidelines and procedures approved by the Committee, determines the compensation of our non-executive officer employees.

In the early part of each year, the Committee deliberates and makes decisions regarding the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our executive officers, including our Chief Executive Officer, for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. In setting compensation for our other NEOs, the Committee solicits the input of our Chief Executive Officer, who recommends to the Committee the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our NEOs for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. The Committee remains solely responsible for making the final decisions on compensation for all of our NEOs. Our NEOs, including our Chief Executive Officer, are not present during discussions of their respective compensation packages nor do they participate in approving any portion of their own or other NEO compensation packages.

The Committee considers a variety of factors, as described below, which may vary from year to year, to set the compensation of our NEOs at levels that the Committee considers to be competitive and appropriate for each NEO, using the Committee’s professional experience and judgment:

✓	Market data from the independent compensation consultant
✓	Chief Executive Officer’s recommendations (other than for himself), based on direct knowledge of NEO performance and his extensive industry experience
✓	Independent compensation consultant recommendations
✓	Internal pay equity among individuals and positions
✓	Criticality and scope of job function
✓	Retention risk
✓	Company performance
✓	Individual performance
✓	Total targeted and historical compensation
✓	Any other factors the Committee determines appropriate

In addition, during the first quarter of the year, Company-wide performance goals for the then current year are finalized by the Committee and the Board of Directors, and progress toward these goals is reviewed at meetings throughout the year. Later in the year, the Committee reviews the Company’s compensation philosophy, policies and procedures. Committee meetings in the fourth quarter of the year generally focus on Company goal achievement, selection of the peer group for the following year and executive officer performance.

Compensation Consultant

The Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Committee to provide the Committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. The Committee elected to continue with Radford, which is part of the Rewards Solutions practice at Aon plc, as a third-party compensation consultant to assist the Committee in establishing 2020 and 2021 overall compensation levels. Radford conducted analyses and provided advice on, among other things, the appropriate peer group, executive officer compensation and compensation trends in the life sciences industry.

In weighing its recommendations for executive officer compensation for the fiscal year 2020, the Committee directed Radford to advise the Committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Radford provided the Committee with the following services with respect to 2020 compensation decisions:

•	carried out a comprehensive review of our peer group for use in making 2020 executive officer compensation decisions;

•	provided compensation data for the peer group and relevant executive officer pay survey data and an analysis of the compensation of the Company’s executive officers as compared to this market data;
•	provided a competitive assessment of, and comparison to, incentive design and executive officer pay program structure based on peer group data;
•	conducted a comprehensive pay for performance assessment;
•	provided recommendations regarding the annual cash incentive and long-term equity incentive program design for 2020;
•	assisted the Committee with the design of 2020 pay programs consistent with the Company’s business strategy and pay philosophy;
•	provided background information and data for 2020 adjustments to the Company’s executive officer compensation program consistent with good governance practices and the Company’s objectives; and
•	prepared an analysis of the Board of Directors’ 2020 compensation program.

The Committee annually assesses whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services, if any, to the Company by Radford; (ii) the amount of fees the Company paid to Radford as a percentage of the firm’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Radford or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Company have not created any conflict of interest.

Competitive Assessment of Compensation—Peer Group and Market Data

2020 Peer Group. In October 2019, when developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2020, Radford selected primarily recently commercial or commercial biopharmaceutical companies with revenue generally between $200 million and $2.0 billion, market capitalization between $3 billion to $25 billion and employee headcount up to 2,000, reflecting our then-current revenue, market capitalization and headcount.

Based on these criteria, for 2020 Radford recommended, and our Committee approved, the following peer group:

ACADIA Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.	Alkermes plc
Alnylam Pharmaceuticals, Inc.	BeiGene, Ltd.	BioMarin Pharmaceuticals, Inc.
bluebird bio, Inc.	Exelixis, Inc.	Incyte Corporation
Ionis Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc	Nektar Therapeutics
Sage Therapeutics, Inc.	Sarepta Therapeutics, Inc.	Seattle Genetics, Inc.
Ultragenyx Pharmaceutical Inc.	United Therapeutics Corporation

The 2020 peer group reflects the following changes from our 2019 peer group, all of which were recommended by Radford and approved by our Committee: (i) the removal of the following companies: Agios Pharmaceuticals, Inc. and Intercept Pharmaceuticals, Inc., which no longer met the criteria above; and (ii) the addition of ACADIA Pharmaceuticals, Inc., which met the criteria above.

In determining executive officer compensation for 2020, the Committee reviewed data from this group of peer companies. At the time of approval of our 2020 peer group, our Company was approximately in the 69th percentile of the peer group for market capitalization and in the 47th percentile of the peer group for revenue.

2020 Market Data. In early 2020, Radford completed an assessment of executive officer compensation based on the 2020 peer group to inform the Committee’s determinations of executive officer compensation for 2020. The data for this assessment was compiled from multiple sources, including: (i) the 2020 peer group companies’ publicly disclosed information, or public peer data; and (ii) data from public biotechnology and pharmaceutical companies in the 2019 Radford Global Life Sciences Survey that had market values between $3 billion and $25 billion, or the general survey data. The components of this data were based on the availability of sufficient comparative data for an executive officer’s position. The general survey data and the public peer data, collectively referred to in this proxy statement together as market data, were reviewed by the Committee, with the assistance of Radford, and used as one reference point, in addition to other factors, in setting our executive officers’ compensation.

Use of 2020 Market Data. The Committee generally reviews target total direct compensation, comprising both target cash compensation and equity compensation, against the market data described above primarily to ensure that our executive officer compensation program as a whole is positioned competitively to attract and retain the highest caliber executive officers and that the total direct compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. The Committee does not have a specific target compensation level for the NEOs; rather, the Committee reviews a range of market data reference points (generally at the 25th, 50th and 75th percentiles of the market data) with respect to target total direct compensation, target total cash compensation (including both base salary and the target annual cash incentive) and equity compensation (valued based on an approximation of grant date fair value). In making compensation determinations, the Committee considers the market data, along with the other factors described above under “Overall Compensation Determination Process.”

2021 Peer Group. In September 2020, Radford reviewed our compensation philosophy and peer group and recommended changes to our 2020 peer group company list to reflect our continued revenue growth, market capitalization, organizational complexity and stage of our commercial development. Radford proposed a list of peer group companies to be used in connection with making compensation decisions for 2021, which consists primarily of recently commercial biopharmaceutical companies or late-stage high valuation pre-commercial companies with revenue generally between $200 million and $2.5 billion, market capitalization between $3.5 billion and $30 billion and employee headcount up to 3,000, reflecting our then-current revenue, market capitalization and headcount.

Based on these criteria, for 2021 Radford recommended, and our Committee approved, the following peer group:

ACADIA Pharmaceuticals, Inc.	Alexion Pharmaceuticals, Inc.	Alkermes plc
Alnylam Pharmaceuticals, Inc.	BeiGene, Ltd.	BioMarin Pharmaceuticals, Inc.
bluebird bio, Inc.	Exelixis, Inc.	Horizon Therapeutics plc
Incyte Corporation	Ionis Pharmaceuticals, Inc.	Jazz Pharmaceuticals plc
Nektar Therapeutics	Sarepta Therapeutics, Inc.	Seattle Genetics, Inc.
Ultragenyx Pharmaceutical Inc.	United Therapeutics Corporation

The 2021 peer group reflects the following changes from our 2020 peer group, all of which were recommended by Radford and approved by our Committee: (i) the removal of Sage Therapeutics, Inc., which no longer met the criteria above; and (ii) the addition of Horizon Therapeutics plc, which met the criteria above.

Components of Executive Compensation

The Committee considers each executive officer’s performance, contribution to Company goals, responsibilities, experience, qualifications, and where in the competitive range the executive officer’s compensation compares to the Company’s identified peer group when determining the appropriate compensation for each executive officer. The Committee considers each component of compensation independently and each component in the context of each executive officer’s total compensation. Compensation for our NEOs currently consists of three key elements that are designed to reward performance in a simple and straightforward manner: base salaries, annual performance-based cash incentives and long-term equity awards, which generally include restricted stock units, or RSUs, and stock options, which both vest based on continued service over time, and performance-based restricted stock units, or PRSUs, which vest upon achievement of key corporate metrics that we believe will create stockholder value. The purpose and key characteristics of each of these elements are summarized below.

Compensation Element	Purpose of This Element	Key Characteristics
Base Salary	Designed to compensate competitively at levels necessary to attract and retain qualified executive officers in the life sciences industry; generally based on the scope of each executive officer’s responsibilities, as well as his/her qualifications, breadth of experience, performance record and depth of applicable functional expertise; established and adjusted to be appropriate as compared to	Fixed cash compensation where year-to-year adjustments to each executive officer’s base salary are based upon sustained superior performance, changes in the general level of base salaries of persons in comparable positions within our industry, and any average merit salary increase for such year for all employees of the Company established by the Committee, as well as other the applicable market data, enabling the Company to attract, motivate, reward and retain highly skilled executive officers; gives executive officers a degree of certainty in light of having a majority of their compensation at risk.

factors the Committee judges to be pertinent during an assessment period.

In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. Although adjustments may also be made during the year for special circumstances, no mid-year adjustments have been made in the past five years.

Annual Cash Incentives	Motivates executive officers to achieve our short-term strategic plan and milestones that are designed to drive long-term growth and performance while providing flexibility to respond to opportunities and changing market conditions.

Annual cash award opportunity based on corporate performance compared to pre-established corporate goals with pre-established target and maximum payout opportunities for each executive officer.

The cash incentive program, including corporate goals and target payouts, are reviewed and approved by the Committee annually and may include individual performance targets for each executive officer. The corporate goals are prepared in an interactive process between management and the Committee based on the Company’s business plan and budget for the year. Cash incentive payments are linked to the attainment of overall corporate goals and the individual performance of each executive officer, or other factors the Committee determines appropriate.

Long-Term Equity Incentives (RSUs)	Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term; creates an ownership culture; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility impacts our stock price; directly motivates an executive officer to maximize long-term stockholder value and serve as an effective tool for incentivizing and retaining those	RSUs generally vest on an annual basis, ratably over four years subject to executive officer’s continued service; the ultimate value realized varies with our common stock price.

executive officers who are most responsible for influencing stockholder value.
Long-Term Equity Incentives (Stock Options)	Motivates executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long-term and creates an ownership culture.	Stock options with an exercise price equal to the fair market value on the date of grant generally vesting monthly over four years subject to executive officer’s continued service; the ultimate realizable value, if any, depends on the appreciation of our common stock price from the date of grant. The Committee views stock options as performance-based compensation, as stock options provide a return to our executive officers only if the market price of our common shares appreciates over the stock option term.
Long-Term Equity Incentives (PRSUs)	Creates a strong link to the Company’s long-term performance, creates an ownership culture and closely aligns the interests of our executive officers with those of our stockholders because the value that the grants delivered is directly dependent on our performance goal attainment.	PRSUs only vest upon achievement of objectively measurable performance goals tied to our business strategy that focus executive officers on achieving these long-term Company performance goals and increasing stockholder value.
Other Compensation	Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers; certain additional benefits reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and allow the executive officers to realize the full benefit of the other elements of compensation we provide.

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance and eligibility to participate in the Company’s employee stock purchase plan. Additional benefits include disability insurance premiums, an annual physical examination and financial planning services.

The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees are eligible to receive basic matching contributions from the Company that vest annually over three years from date of hire.

Severance and Change in Control Benefits	Serves our retention objectives by helping our executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company.

Provides protection in the event of a termination of employment under specified circumstances, including following a change in control of the Company as described below under “Potential Payments Upon Termination or Change-in-Control.”

Compensation components for executive officers in the event of a termination by the Company without cause or termination by the executive officer due to constructive termination within six months after the consummation of a change in control include payments for annual base salary, a cash compensation payment, cash compensation for the value of all outstanding stock awards, limited Company-paid health insurance benefits, and any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant. Eligibility for these benefits requires a signed release agreement by the executive officer.

Certain individuals whose offer letters were first entered into or amended in or before 2007 are entitled to tax gross-ups in the event of certain levels of payments they may receive upon a change in control. We have not entered into any new change in control gross-ups for executive officers since 2007, nor does the Company intend to enter into any new agreements containing such gross-ups. Accordingly, Dr. Gorman’s employment agreement is the only one of our NEOs whose agreement does provide for such tax gross-ups.

2020 and Early 2021 Named Executive Officer Compensation Decisions

2020 Base Salary Decisions

In February 2020, our Committee reviewed and determined the 2020 base salaries for each of the NEOs as set forth in the table below, effective January 1, 2020. In making these 2020 decisions, the Committee considered the Company’s performance in 2019, market data for each individual NEO’s position, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments, anticipated role and responsibilities for the coming year, along with the other factors described under “Overall Compensation Determination Process” set forth above. Specifically, the Committee determined that the increases reflected in the table below were appropriate due to (i) the Company’s performance in 2019, (ii) the adjustments made to our peer group for 2020, which resulted in shifts in median salaries for similarly situated executives, (iii) retention of our NEOs and (iv) our NEOs’ experience, job criticality and performance. Although the Committee does not have a specific target compensation level for each NEO, the NEOs’ salaries are generally within the 25th to 50th percentiles of the market data. Each of the changes in base salary from 2019 to 2020 were intended to bring those NEOs into at least the 25th percentile of the market data.

Named Executive Officer	2020 Base Salary	% Change from 2019 Base Salary
Kevin C. Gorman, Ph.D.	$775,000	6.9%
Matthew C. Abernethy	$545,200	10.0%
Eric Benevich	$499,900	7.0%
Kyle W. Gano, Ph.D.	$487,700	10.0%
Eiry W. Roberts, M.D.	$575,900	7.0%

2020 Annual Cash Incentives

In February 2020, the Committee approved the Company’s executive officer cash incentive target percentages and performance goals for 2020. The table below sets forth the target percentages for our Chief Executive Officer and other NEOs for 2020. After considering market data for each NEO’s position, no changes were made to the target percentages of our NEOs who were employed with us in 2019, except with respect to our Chief Executive Officer, whose target percentage was increased from 80% to 100% to align more closely with the market data and increase the percentage of target total cash compensation that is at risk. The target percentage is paid as a percentage of such executive officer’s base salary. For example, if 100% of the Company’s corporate goals for 2020 are achieved, this would yield our Chief Executive Officer a cash incentive award equal to 100% of his 2020 base salary.

Executive Officer	Target Percentage of Base Salary
Chief Executive Officer	100%
All Other Executive Officers	50%

In February 2020, the Committee approved the corporate goals described below. Our objective corporate goals are directly aligned with our specific strategic goals, including advancing our development programs, our research function, our clinical activities, our commercialization activities and certain corporate and financial goals, which we believe will create long-term value for stockholders. The Board of Directors and the Committee did not assign specific relative weightings to the goals for 2020. Overall maximum bonus payout for executive officers was capped at 120% of target. As the course of the COVID-19 pandemic worsened over the first half of 2020, the Committee did not modify the corporate goals, even as the impact of the pandemic negatively impacted INGREZZA revenue and the launch of ONGENTYS, and prevented clinical trial enrollment for several months. In February 2021 the Committee evaluated the accomplishments and performance of the Company and conservatively determined our 2020 corporate goal achievement at 70%. In arriving at this determination, the Committee took into account the Company’s resiliency and adaptability in changing the way in which we worked while still progressing toward our goals. In addition, the Committee recognized our efforts to keep our employees, their families, our patients, customers, and clinical trial participants safe.

Corporate Goal	Target Achievements	Overall Goal Achievement

 Maximize medical and economic value of INGREZZA® and ONGENTYS®

•   Meet sales forecast for INGREZZA®

•   Launch ONGENTYS® on time, on budget and achieve sales forecast

•   Maximize research and clinical value from our ongoing partnerships

	Achieved	Partial Achievement
Not Achieved
Met
Execute significant business development transactions	Exceeded (Idorsia and Takeda)	Exceeded
Advance and expand clinical pipeline • Gain ONGENTYS® FDA approval	Achieved	Partial Achievement
• Advance CAH programs in adults and adolescents	Not Achieved
• Advance two additional compound into clinical trials	Not Achieved
Stay on budget for non-GAAP operating expense	Achieved	Achieved

70%

In February 2021, after making these determinations regarding the level of corporate performance achieved against the pre-established performance goals, the Committee reviewed and approved corporate cash incentives as set forth in the table below. The Committee may, in its sole discretion, eliminate any individual cash incentive, or reduce or increase the amount of compensation payable with respect to any individual cash incentive.

For 2020, the Committee determined that each NEO’s cash incentive amount should be 70% of his target amount to reflect our corporate achievement percentage, except with respect to Mr. Benevich, Dr. Gano and Dr. Roberts for whom the Committee exercised its discretion to increase the amount of their cash incentive amounts because of their significant individual performance contributing to achievement of our corporate goals, while navigating the extraordinary circumstances resulting from the COVID-19 pandemic.

Specifically, the Committee recognized (1) Mr. Benevich for his contributions to meeting our INGREZZA sales forecast, launching ONGENTYS® and transitioning our sales force to a virtual selling module in response to the pandemic, (2) Dr. Gano for leading the efforts to complete partnerships with Idorsia and Takeda, which significantly increased our early-/mid-stage clinical pipeline and (3) Dr. Roberts for quickly reorganizing the clinical infrastructure and reengaging clinic sites after the pandemic temporarily halted ongoing clinical trials.

	2020 Target Annual Cash Incentive			2020 Actual Annual Cash Incentive Paid
Named Executive Officer	% of Base Salary		$	% of Target Annual Cash Incentive		$
Kevin C. Gorman, Ph.D.	100	%	$775,000	70	%	$542,500
Matthew C. Abernethy	50	%	$272,600	70	%	$190,820
Eric Benevich	50	%	$249,950	80	%	$199,960
Kyle W. Gano, Ph.D.	50	%	$243,850	85	%	$207,273
Eiry W. Roberts, M.D.	50	%	$287,950	75	%	$215,963

2021 Base Salary and Annual Cash Incentive Decisions

In February 2021, after considering the same factors described under “2020 Base Salary Decisions” and “Overall Compensation Determination Process” set forth above, our Committee reviewed and determined the 2021 base salaries and target bonus percentages for each of the NEOs as set forth in the table below. The target bonus percentages for our NEOs remained the same.

Named Executive Officer	2021 Base Salary	2021 Target Percentage of Base Salary
Kevin C. Gorman, Ph.D.	$825,000	100	%
Matthew C. Abernethy	$588,800	50	%
Eric Benevich	$534,900	50	%
Kyle W. Gano, Ph.D.	$517,000	50	%
Eiry W. Roberts, M.D.	$604,700	50	%

2020 Long-Term Equity Awards

2020 Equity Award Mix. In February 2020, our Committee granted long-term equity awards to our NEOs in the form of stock options, RSUs and PRSUs. The Committee generally targeted allocating the aggregate value of each NEO’s long-term equity awards 50% to stock options, 25% to RSUs and 25% to PRSUs.

Size of 2020 Equity Awards. In determining the size of the total equity compensation opportunity in 2020, the Committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;
•

focused a larger portion of total direct compensation in the form of long-term performance equity awards which only vest upon achievement of the specific, objective criteria described below, which if achieved, the Committee believes will drive long-term differentiated value relative to our peers and maximize long-term stockholder value; and

•	considered the recommendations of Dr. Gorman for the other NEOs.

2020 Equity Award Vesting Criteria. The Committee determined that the February 2020 equity grants vest as follows: (i) the stock options vest in equal monthly installments over a four-year period; (ii) the RSUs vest in equal annual installments over a four-year period; and (iii) the PRSUs vest based on objectively measurable performance goals that focus executive officers on achieving longer-term Company performance goals that are key to our business strategy and increasing stockholder value. The Committee determined that these three types of equity awards provided the appropriate balance of long-term and performance-based incentives for our executive officers.

Specifically, the PRSUs vest on the date, or dates, that the Committee determines achievement of two underlying performance goals, each of which must occur before December 31, 2022. Such goals relate to specific metrics related to (i) the commercialization of INGREZZA and (ii) the advancement and enhancement of our product candidate pipeline, each within the three-year performance period commencing on January 1, 2020 and ending on December 31, 2022. The actual number of units subject to the PRSUs will be determined based on the level of achievement of such goals, with minimum, target, upside and maximum levels specified.

2021 Long-Term Equity Awards

2021 Equity Award Mix. In February 2021, the Committee granted long-term equity awards to our NEOs in the form of stock options, RSUs and PRSUs after determining that these three types of equity awards continue to provide the appropriate balance of long-term and performance-based incentives for our executive officers. The Committee altered the mix of equity awards in 2021 to decrease the amount of RSUs and increase the amount of PRSUs to place more compensation on performance-based incentives to further align our NEOs’ financial interests with those of our stockholders. The Committee generally targeted allocating the aggregate value of each NEO’s long-term equity awards to approximately 50% to stock options, 15% to RSUs and 35% to PRSUs, primarily based on each NEO’s expected impact on the PRSUs.

2021 Equity Award Vesting Criteria. The Committee determined that the February 2021 stock option and RSU grants will be subject to the same general vesting schedules as the February 2020 stock option and RSU grants as described above. The PRSUs will vest on the date, or dates, that the Committee determines achievement of two underlying performance goals, each of which must occur before March 31, 2023. Such goals relate to specific metrics related to the advancement of certain clinical programs which we believe will drive stockholder value within the 27-month performance period commencing on January 1, 2021 and ending on March 31, 2023. The actual number of units subject to the PRSUs will be determined based on the level of achievement of such goals, with minimum, target and maximum levels specified.

2018 PRSU Award Payouts

In 2018, the Company granted executives PRSUs that were tied to the following metrics: (1) 30% of each grant would vest in connection with the FDA approval of ONGENTYS, (2) 35% of each grant would vest in connection with the Company reaching $1.5 billion in cumulative net revenue between the dates of January 1, 2018 and December 31, 2020, and (3) the remaining 35% of each grant would vest in connection with the Company reaching $2.0 billion in cumulative net revenue between the dates of January 1, 2018 and December 31, 2020. The Committee felt that achievement of these goals would substantially increase stockholder value, given that the Company had achieved approximately $162 million in total revenue in the prior year, 2017. The 2018 PRSUs vested in full during 2020.

Retirement Benefits

The Company’s matching contribution to the 401(k) Plan for 2020 was 100% of eligible participant contributions, subject to applicable federal limits. Our NEOs are eligible for these benefits on the same basis as our other employees. The Company made no additional discretionary contributions to the 401(k) Plan in 2020.

Equity Ownership Guidelines

Since 2014, we have maintained equity ownership guidelines for our executive officers. The Committee amended these guidelines in November 2018 to increase the guideline for our Chief Executive Officer from three to six times his base salary. The equity ownership guidelines are designed to further align the interests of the executive officers with those of our stockholders by ensuring that our executive officers have a meaningful financial stake in the Company’s long-term success. The equity ownership guidelines establish a minimum equity ownership level by position, with such values determined based on the value of our common stock owned by such persons as of certain measurement dates. All shares directly or beneficially owned by the executive officer, including the net exercisable value of outstanding vested stock options (where the market price of our common stock exceeds the strike price of such option) are included in determining the value of equity owned under our equity ownership guidelines. The equity ownership requirements are as follows:

Chief Executive Officer	6 times base salary

All other executive officers	1 times base salary

New executive officers are granted a five-year period to reach the equity ownership requirements set forth in the guidelines and are expected to make annual progress toward the equity ownership requirements during this five-year period. When an executive officer does not meet the equity ownership requirements set forth in the guidelines, he/she is restricted from selling any held shares until such requirements are met. Additionally, should an executive officer who does not meet the equity ownership requirements choose to exercise a stock option or vest in any RSUs, he or she is required to retain all shares acquired through those transactions, aside from any shares necessary to fulfill such transaction related tax obligations, until full compliance with the equity ownership guidelines is attained.

Annual compliance with the equity ownership guidelines is assessed during the first quarter of each year. As of March 15, 2021, each of our executive officers is in compliance with the equity ownership guidelines.

Equity Trading Policies and Procedures

The Company has policies and procedures in place that prohibit direct or indirect participation by employees and directors of the Company in transactions involving trading activities in Company common stock which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such prohibited activities would include the purchase of put or call options, or the writing of such options as well as short sales, hedging transactions such as “cashless” collars, forward sales, equity swaps and other related arrangement which may indirectly involve short-sale and any other transactions designed for profit from short-term movement in the Company’s stock price. In addition, no officer, director or employee of the Company may margin, or make any offer to margin, any Company common stock, including without limitation, borrowing against such stock, at any time.

To the Company’s knowledge, there were no transactions involving hedging, pledging or margining Company common stock during 2020, nor were there any such transactions as of the Record Date.

The Company also requires directors and executive officers to complete all equity related open-market purchase and sale transactions via a 10b5-1 plan. The 10b5-1 plans typically cover, among other transactions, direct sales and purchases of Company stock, as well as same-day-sales related to option exercises and sales of stock for tax payments upon the vesting of RSUs. All 10b5-1 plans are required to have a waiting period from the election date to the date of the first transaction. Additionally, Company policy restricts the executive officers from amending a 10b5-1 trading plan.

Compensation Recoupment Policy

In February 2017, we adopted a clawback policy, even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event that (i) we are required to prepare an accounting restatement for any fiscal quarter or year due to our material noncompliance with any financial reporting requirement and (ii) it is determined that misconduct contributed to the noncompliance that resulted in the obligation to restate our financial statements, we may take action to recover from any officer whose misconduct contributed to the noncompliance which resulted in the obligation to restate our financial statements, the incentive compensation, including cash and equity, that was paid or vested to such officer during the twelve-month period preceding the restatement obligation. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy, if necessary, once the SEC adopts final regulations on the subject.

Tax Considerations

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the Committee will continue to consider tax implications as one factor in determining executive officer compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of the Company’s executive officer compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Internal Revenue Code Section 409A

Section 409A governs deferred compensation arrangements. The Committee structures our deferred compensation programs with the assistance of our external counsel to be exempt from, or compliant with, Section 409A.

Accounting Considerations

The Company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the Committee considers in determining the structure and size of our executive officer compensation programs.

Risk Analysis of Our Compensation Program

Our Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained, long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2018, 2019 and 2020 to the NEOs named below.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin C. Gorman, Ph.D.	2018	$675,000	$425,250	$4,486,852	$2,998,832	$47,045	$8,632,979
Chief Executive Officer	2019	$725,000	$667,000	$6,000,525	$2,000,071	$58,230	$9,450,826
	2020	$775,000	$542,500	$7,124,633	$5,375,188	$63,311	$13,880,632

Matthew C. Abernethy	2018	$420,000	$199,500	$—	$1,996,506	$69,741	$2,685,747
Chief Financial Officer	2019	$495,600	$284,970	$3,750,345	$1,250,035	$42,170	$5,823,120
	2020	$545,200	$190,820	$2,999,869	$2,500,266	$45,021	$6,281,176

Eric Benevich	2018	$432,600	$205,485	$1,496,335	$1,499,417	$38,768	$3,672,605
Chief Commercial Officer	2019	$467,200	$280,320	$3,750,345	$1,250,035	$45,547	$5,793,447
	2020	$499,900	$199,960	$2,999,869	$3,000,257	$48,974	$6,748,960

Kyle W. Gano, Ph.D.	2018	$403,100	$191,473	$1,309,024	$2,656,575	$8,069	$4,568,241
Chief Development and Strategy Officer	2019	$443,400	$266,040	$3,000,285	$1,000,076	$16,171	$4,725,972
	2020	$487,700	$207,273	$3,749,799	$2,750,210	$16,751	$7,211,733

Eiry W. Roberts, M.D.	2018	$490,700	$220,800	$2,863,700	$4,053,869	$671,554	$8,300,623
Chief Medical Officer	2019	$538,200	$309,465	$3,000,285	$1,000,076	$51,889	$4,899,915
	2020	$575,900	$215,963	$2,624,855	$2,375,242	$56,073	$5,848,033

(1)	The titles and capacities set forth in the table above are as of December 31, 2020.
(2)

Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s). Bonuses are awarded pursuant to a bonus program.

(3)

The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 5, 2021. The grant date fair values of option awards for 2018, 2019 and 2020 (other than Dr. Robert’s 2018 new hire award) are based on per share Black-Scholes values of $43.06, $45.00 and $48.90, respectively. Dr. Robert’s new hire option awards are based on per share Black-Scholes value of $40.91.

(4)

Stock awards consist of RSUs and PRSUs and may be subject to deferred delivery arrangements. The amounts shown are the full grant date fair value in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (ASC 718). The assumptions used to calculate the grant date fair value of stock awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 5, 2021. The fair values of RSUs granted in 2018, 2019 and 2020 are based on the Company’s closing market price per share on the grant date, which was $81.49 for all 2018 grants (other than Dr. Roberts’ new hire grant, for which it was $77.81), which was $81.05 for all 2019 grants and which was $102.90 for all 2020 grants.

(5)	Includes all other compensation as described in the table below.

All Other Compensation Table

Name	Year	401(k) Employer Match	Insurance Premiums (1)	Inducement Payments	Relocation Expense	Total Other
Kevin C. Gorman, Ph.D.	2018	$8,250	$38,795	$—	$—	$47,045
	2019	$16,800	$41,430	$—	$—	$58,230
	2020	$17,100	$46,211	$—	$—	$63,311

Matthew C. Abernethy	2018	$8,250	$27,817	$—	$33,674	$69,741
	2019	$16,800	$25,370	$—	$—	$42,170
	2020	$17,100	$27,921	$—	$—	$45,021

Eric Benevich.	2018	$8,250	$30,518	$—	$—	$38,768
	2019	$16,800	$28,747	$—	$—	$45,547
	2020	$16,800	$32,174	$—	$—	$48,974

Kyle W. Gano, Ph.D.	2018	$5,375	$2,694	$—	$—	$8,069
	2019	$13,302	$2,869	$—	$—	$16,171
	2020	$14,631	$2,120	$—	$—	$16,751

Eiry W. Roberts, M.D.	2018	$8,250	$35,522	$225,000	$402,782	$671,554
	2019	$16,800	$35,089	$—	$—	$51,889
	2020	$17,100	$38,973	$—	$—	$56,073

(1)	The amounts in this column represent the costs for medical insurance for Company-wide plans, as well as disability insurance premiums and related tax gross-up amounts.

Grants of Plan-Based Awards During the Fiscal Year Ended December 31, 2020

The following table sets forth certain information regarding plan based awards granted by the Company during the year ended December 31, 2020 to the NEOs below:

		Estimated Future Payouts Under PRSU Awards (1)
Name	Grant Date	Minimum (#)	Target (#)	Upside (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)(2)	Grant Date Fair Value (3)
Kevin C. Gorman, Ph.D.	2/6/2020					23,081		$—	$2,375,035
	2/6/2020	20,458	29,156	39,359	47,620			$—	$3,000,153
	2/6/2020						145,698	$102.90	$7,124,633

Matthew C. Abernethy.	2/6/2020					9,719		$—	$1,000,086
	2/6/2020	10,691	14,579	22,838	27,212			$—	$1,500,180
	2/6/2020						61,347	$102.90	$2,999,869

Eric Benevich.	2/6/2020					9,719		$—	$1,000,086
	2/6/2020	13,121	19,438	27,697	32,071			$—	$2,000,171
	2/6/2020						61,347	$102.90	$2,999,869

Kyle W. Gano, Ph.D.	2/6/2020					12,148		$—	$1,250,030
	2/6/2020	10,691	14,579	22,838	27,212			$—	$1,500,180
	2/6/2020						76,683	$102.90	$3,749,799

Eiry W. Roberts, M.D.	2/6/2020					8,504		$—	$875,062
	2/6/2020	10,691	14,579	22,838	27,212			$—	$1,500,180
	2/6/2020						53,678	$102.90	$2,624,855

(1)

Represents the number of shares that may be earned under the PRSUs granted to NEOs in 2020 under the Company’s 2011 Plan. The PRSUs vest upon achievement of two underlying performance goals, each of which must occur before December 31, 2022. Such goals relate to specific metrics related to (i) the commercialization of INGREZZA and (ii) the advancement and enhancement of our product candidate pipeline, each within the three-year performance period commencing on January 1, 2020 and ending on December 31, 2022. The actual number of units subject to the PRSUs will be determined based on level of achievement of such goals, with minimum, target, upside and maximum levels specified.

(2)

All options, RSUs and PRSUs were granted and approved on the same date with option awards having an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All option awards are time-based awards, which vest monthly, on a pro-rata basis, over four years and have an option term of ten years. These restricted stock units vest annually, on a pro-rata basis, over a four-year period.

(3)

Reflects the grant date per share Black-Scholes value of $48.90 for option awards and the grant date per share value of $102.90 for RSUs, each granted on February 6, 2020 which was calculated in accordance with ASC 718.

Agreements with Named Executive Officers

Kevin C. Gorman, Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Executive Vice President and Chief Operating Officer commencing on August 1, 2007 at an initial annual salary of $400,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman became Chief Executive Officer and his annual base salary for 2020 is $775,000); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Matthew C. Abernethy has an employment contract that provides that: (i) Mr. Abernethy will be entitled to receive an initial base salary of $420,000 per year, which was his base salary for 2018, subject to future adjustments (Mr. Abernethy’s annual base salary for 2020 is $545,200); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Abernethy is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) Mr. Abernethy is eligible to receive equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.; (v) Mr. Abernethy received a one-time cash inducement advance in the amount of $180,000, which was deemed earned in 2020 as Mr. Abernethy completed two full years of employment with the Company; and (vi) Mr. Abernethy received relocation benefits, including a one-time cash relocation advance in the amount of $140,000.

Eric Benevich has an employment contract that provides that: (i) Mr. Benevich will serve as the Company’s Chief Commercial Officer commencing on May 26, 2015 at an initial annual salary of $365,000, subject to annual adjustment by the Board of Directors (Mr. Benevich’s annual base salary for 2020 is $499,900); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Benevich is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Mr. Benevich is eligible to receive stock option awards with the equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Kyle W. Gano, Ph.D. has an employment contract that provides that: (i) Dr. Gano will serve as the Company’s Chief Business Development Officer commencing on November 12, 2014 at an initial annual salary of $310,000, subject to annual adjustment by the Board of Directors (Dr. Gano’s annual base salary for 2020 is $487,700); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gano is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Gano is eligible to receive stock option awards with the equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors.

Eiry W. Roberts, M.D. has an employment contract that provides that: (i) Dr. Roberts will serve as the Company’s Chief Medical Officer commencing on January 8, 2018 at an initial annual salary of $520,000, subject to annual adjustment by the Board of Directors (Dr. Roberts’ annual base salary for 2020 is $575,900); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Roberts is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) Dr. Roberts is eligible to receive stock option awards with the equity awards with the number of shares, vesting terms, and exercise price as shall be determined by the Board of Directors; (v) Dr. Roberts received a one-time cash inducement advance in the amount of $225,000, which was deemed earned in early 2021 when Dr. Roberts completed two full years of employment with the Company; and (vi) Dr. Roberts received relocation benefits, including a one-time cash relocation advance in the amount of $220,000.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth the outstanding equity awards held by the NEOs at December 31, 2020.

	Option Awards							Stock Awards
Name	Award Grant and Commencement of Vesting Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin C. Gorman, Ph.D.	1/12/2012	143,449	—	—	$8.66	1/12/2022	(2)	—		—	—
	1/10/2013	164,801	—	—	$8.65	1/10/2023	(2)	—		—	—
	1/16/2014	167,858	—	—	$19.59	1/16/2024	(2)	—		—	—
	2/3/2015	146,105	—	—	$32.99	2/3/2025	(2)	—		—	—
	2/5/2016	109,100	—	—	$35.99	2/5/2026	(2)	—		—	—
	2/6/2017	198,755	8,645	—	$43.24	2/6/2027	(2)	8,250	(3)	790,763	—
	2/5/2018	73,808	30,392	—	$81.49	2/5/2028	(2)	9,200	(3)	881,820	—
	2/7/2019	61,116	72,229	—	$81.05	2/7/2029	(2)	18,508	(3)	1,773,992	—
	2/6/2020	30,354	115,344	—	$102.90	2/6/2030	(2)	52,237	(4)	2,212,314	2,794,603

Matthew C. Abernethy	12/1/2017	30,002	14,998	—	$73.60	12/1/2027	(1)	3,125	(3)	299,531	—
	2/7/2019	38,198	45,143	—	$81.05	2/7/2029	(2)	11,568	(3)	1,108,793	—
	2/6/2020	12,781	48,566	—	$102.90	2/6/2030	(2)	24,298	(4)	931,566	1,397,397

Eric Benevich.	6/1/2015	60,000	—	—	$41.78	6/1/2025	(1)
	2/5/2016	20,605	—	—	$35.99	2/5/2026	(2)	—		—	—
	2/6/2017	73,598	3,202	—	$43.24	2/6/2027	(2)	2,650	(3)	254,003	—
	2/5/2018	24,615	10,135	—	$81.49	2/5/2028	(2)	3,076	(3)	294,835	—
	2/7/2019	38,198	45,143	—	$81.05	2/7/2029	(2)	11,568	(3)	1,108,793	—
	2/6/2020	12,781	48,566	—	$102.90	2/6/2030	(2)	29,157	(4)	931,566	1,863,132

Kyle W. Gano, Ph.D.	1/12/2012	28,266	—	—	$8.66	1/12/2022	(2)	—		—	—
	1/16/2014	75,000	—	—	$19.59	1/16/2024	(2)	—		—	—
	2/3/2015	65,000	—	—	$32.99	2/3/2025	(2)	—		—	—
	2/5/2016	36,400	—	—	$35.99	2/5/2026	(2)	—		—	—
	2/6/2017	57,499	2,501	—	$43.24	2/6/2027	(2)	1,900	(3)	182,115	—
	2/5/2018	21,533	8,867	—	$81.49	2/5/2028	(2)	10,176	(3)	975,370	—
	2/7/2019	30,558	36,115	—	$81.05	2/7/2029	(2)	9,255	(3)	887,092	—
	2/6/2020	15,976	60,707	—	$102.90	2/6/2030	(2)	26,727	(4)	1,164,386	1,397,397

Eiry W. Roberts, M.D	1/8/2018	46,042	18,958	—	$77.81	1/8/2028	(1)	10,000	(3)	958,500	—
	2/7/2019	30,558	36,115	—	$81.05	2/7/2029	(2)	9,255	(3)	887,092	—
	2/6/2020	11,183	42,495	—	$102.90	2/6/2030	(2)	23,083	(4)	815,108	1,397,397

(1)	Vests monthly over four years, subject to an initial one-year “cliff.”
(2)	Vests monthly over four years.
(3)	Vests annually over four years.
(4)

Consists of 29,156 PRSUs for Dr. Gorman, 19,438 for Mr. Benevich, 14,579 PRSUs for Mr. Abernethy, Dr. Gano and Dr. Roberts. Represents the number of shares that may be earned under the PRSUs granted to NEOs in 2020 under the Company’s 2011 Plan. The PRSUs vest upon achievement of two underlying performance goals, each of which must occur before December 31, 2022. Such goals relate to specific metrics related to (i) the commercialization of INGREZZA and (ii) the advancement and enhancement of our product candidate pipeline, each within the three-year performance period commencing on January 1, 2020 and ending on December 31, 2022. The actual number of units subject to the PRSUs will be determined based on the level of achievement of such goals, with minimum, target, upside and maximum levels specified. Additionally, Dr. Gorman has 23,081 restricted stock unit (RSU) awards, Dr. Gano has 12,148 RSUs, Dr. Roberts has 8,504 RSUs and both Mr. Abernethy and Mr. Benevich have 9,719 RSUs. These RSUs are time-based and vest annually, on a pro-rata basis over four years.

Option Exercises and Stock Vested During the Year. The following table sets forth the options exercised and stock awards that vested during fiscal 2020 along with their respective values at December 31, 2020 for the NEOs:

Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (4)
Kevin C. Gorman, Ph.D.	—	$—	43,169	$4,430,741
Matthew C. Abernethy	15,000	$549,134	19,230	$1,948,667
Eric Benevich.	20,595	$1,246,757	22,467	$2,305,377
Kyle W. Gano, Ph.D.	—	$—	24,246	$2,486,184
Eiry W. Roberts, M.D.	5,000	$260,950	20,334	$2,128,605

(1)	Information relates to stock option exercises during 2020.
(2)	Information relates to RSUs and PRSUs that vested during 2020.
(3)

Calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the exercise price and the market price of the Company’s common stock at the time of exercise.

(4)	Calculated by multiplying the number of shares acquired upon vesting of RSUs by the average price of shares sold for purposes of satisfying federal and state income tax liabilities.

Potential Payments Upon Termination or Change-in-Control. The following tables set forth the potential severance benefits payable to the NEOs in the event of a termination prior to or following a change in control, assuming such event occurred on December 31, 2020:

Potential Payment Upon Termination Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$968,750	$968,750	$93,150	$5,469,263	$57,765	$7,557,678
Matthew C. Abernethy	$545,200	$272,600	$65,530	$1,544,012	$27,924	$2,455,266
Eric Benevich.	$499,900	$249,950	$58,162	$1,605,398	$32,184	$2,445,594
Kyle W. Gano, Ph.D.	$487,700	$243,850	$58,618	$1,744,009	$2,124	$2,536,301
Eiry W. Roberts, M.D.	$575,900	$287,950	$52,674	$1,541,126	$38,976	$2,496,626

*	Reflects a termination without cause or due to a constructive termination, or deemed termination, prior to a change in control.
(1)	Based on salary as of December 31, 2020.
(2)	Based on bonus targets established by the Board of Directors for 2020.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2020.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and RSUs as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2020 of $95.85.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment Upon Change-in-Control Table*

Name	Severance (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$1,550,000	$1,550,000	$93,150	$10,413,723	$92,424	$13,699,297
Matthew C. Abernethy	$817,800	$408,900	$65,530	$3,831,405	$41,886	$5,165,521
Eric Benevich.	$749,850	$374,925	$58,162	$5,434,441	$48,276	$6,665,654
Kyle W. Gano, Ph.D..	$731,550	$365,775	$58,618	$5,399,770	$3,186	$6,558,899
Eiry W. Roberts, M.D.	$863,850	$431,925	$52,674	$4,934,602	$58,464	$6,341,515

*	Reflects benefits to be provided upon a termination without cause, or due to a constructive termination, within a specified time following a change-in-control.
(1)	Based on salary as of December 31, 2020.
(2)	Based on bonus targets established by the Board of Directors for 2020.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2020.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and RSUs as of December 31, 2020 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2020 of $95.85.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment Upon Termination by Disability Table*

Name	Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Kevin C. Gorman, Ph.D.	$968,750	$968,750	$93,150	$5,469,263	$57,765	$7,557,678
Matthew C. Abernethy	$545,200	$272,600	$65,530	$1,544,012	$27,924	$2,455,266
Eric Benevich.	$499,900	$249,950	$58,162	$1,605,398	$32,184	$2,445,594
Kyle W. Gano, Ph.D.	$487,700	$243,850	$58,618	$1,744,009	$2,124	$2,536,301
Eiry W. Roberts, M.D.	$575,900	$287,950	$52,674	$1,541,126	$38,976	$2,496,626

*	Reflects a termination due to disability.
(1)	Based on salary as of December 31, 2020.
(2)	Based on bonus targets established by the Board of Directors for 2020.
(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2020.
(4)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and RSUs as of December 31, 2020 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2020 of $95.85.

(5)	Medical is comprised primarily of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment Upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards (3)	Total
Kevin C. Gorman, Ph.D.	$775,000	$93,150	$5,469,263	$6,337,413
Matthew C. Abernethy	$272,600	$65,530	$1,544,012	$1,882,142
Eric Benevich.	$249,950	$58,162	$1,605,398	$1,913,510
Kyle W. Gano, Ph.D.	$243,850	$58,618	$1,744,009	$2,046,477
Eiry W. Roberts, M.D.	$287,950	$52,674	$1,541,126	$1,881,750

*	Reflects a termination due to death.
(1)	Based on bonus targets established by the Board of Directors for 2020.
(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2020.
(3)

The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and RSUs as of December 31, 2020 that would vest in accordance with the executive officers’ employment agreements. Values were derived using the closing price of the Company’s common stock on December 31, 2020 of $95.85.

The following is a description of the arrangements under which the NEOs may be entitled to potential payments upon a termination without cause or resignation due to a constructive termination (including following a change-in-control) or upon disability or death. Resignation due to constructive termination may include an executive’s resignation following one or more of the following material adverse changes in the nature of such executive’s employment, as specified in the agreement, which is not cured following notification:

•	a significant reduction in the executive or the executive supervisor’s duties or responsibilities,

•	a material reduction in base salary,

•	material relocation, or

•	material breach of the executive’s employment agreement.

Dr. Gorman is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change in control, Dr. Gorman is entitled to 2 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 times his base amount by more than 15%. In the event of termination due to disability, Dr. Gorman is entitled to 15 months of base salary paid semi-monthly over 15 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination due to Dr. Gorman’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Abernethy is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change in control, Mr. Abernethy is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Mr. Abernethy after a change in control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change in control payment due to Mr. Abernethy would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change in control payments to Mr. Abernethy if, after all applicable taxes, the final payments would be larger than if the change in control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Mr. Abernethy is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Abernethy in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Mr. Abernethy’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Abernethy in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Benevich is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change in control, Mr. Benevich is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Mr. Benevich after a change in control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change in control payment due to Mr. Benevich would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change in control payments to Mr. Benevich if, after all applicable taxes, the final payments would be larger than if the change in control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Mr. Benevich is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Benevich in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Mr. Benevich’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Benevich in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Gano is entitled to 1.0 times the amount of his annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates his employment without cause, or he resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change in control, Dr. Gano is entitled to 1.5 times the amount of his annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Dr. Gano after a change in control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change in control payment due to Dr. Gano would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change in control payments to Dr. Gano if, after all applicable taxes, the final payments would be larger than if the change in control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Dr. Gano is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gano in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Gano’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gano in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Roberts is entitled to 1.0 times the amount of her annual base salary and target annual bonus to be paid equally over 12 months, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination in the event that the Company terminates her employment without cause, or she resigns due to a constructive termination. In the event of such termination within six months after the consummation of a change in control, Dr. Roberts is entitled to 1.5 times the amount of her annual base salary and annual target bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 18 months following termination; provided, however, in the event such payment to Dr. Roberts after a change in control is subject to a “best-after-tax” provision. The best-after-tax provision provides that if the change in control payment due to Dr. Roberts would be subject to the excise tax provisions of Section 280G of the Internal Revenue Code, the Company may reduce the change in control payments to Dr. Roberts if, after all applicable taxes, the final payments would be larger than if the change in control payments were not reduced and therefor subject to an excise tax. In the event of termination due to disability, Dr. Roberts is entitled to 12 months of base salary paid semi-monthly over 12 months, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Roberts in the fiscal year and the denominator of which is 12, an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 12 months following termination. In the event of a termination due to Dr. Roberts’s death, her beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 12 continuous months after the date of termination, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Roberts in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

CEO PAY RATIO

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO, Kevin C. Gorman, Ph.D. (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all full-time and part-time as of December 31, 2020.

•

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s fiscal 2020 base salary (using a reasonable estimate of the hours worked and overtime actually paid during fiscal 2020 for hourly employees and actual salary paid for our remaining employees) and bonuses attributable to fiscal 2020 performance and the grant date fair value of equity awards granted in fiscal 2020 using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table.

•	In making this determination, we annualized the base salary and target bonus compensation of employees who were employed by us for less than the entire fiscal year.

For fiscal 2020, the median of the annual total compensation of our employees (other than our CEO) was $241,848 and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $13,880,632. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 57 to 1.

The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

In addition to the information above, in order to reflect our employee compensation practices, we have also calculated the annual base salary of our median employee while taking only annual base salary into account, as well as the ratio of the base salary of our CEO as compared to the annual base salary of such median employee. In calculating the annual base salary of our median employee, we used the applicable methodology listed above. For fiscal 2020, the median of the annual base salary of our employees (other than our CEO) was $144,179, and the annual base salary of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $775,000. Based on this information, the ratio of the annual base salary of our CEO to the median of the annual base salary of all employees (other than the CEO) was approximately 5 to 1. Neither the Compensation Committee nor our management used this ratio to make compensation decisions.

DIRECTORS COMPENSATION SUMMARY

Non-Employee Director Compensation Philosophy

Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and

•	Compensating directors appropriately and adequately for their time, effort and experience.

The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending Board or Committee meetings. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity. The equity compensation has historically taken the form of stock options, which we believe motivates the non-employee directors to help us achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

The Board and the Company’s stockholders have approved certain annual limits on compensation to be paid to the Company’s non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director will not exceed $1,250,000 in total value during any year, measured from our annual meeting of stockholders for a particular year and ending on the date of our annual meeting of stockholders for the subsequent year. In addition, the aggregate value of the initial option grant or other similar stock awards granted under our 2011 Equity Incentive Plan, as amended (the “2011 Plan”) or otherwise to any individual for service as a non-employee director upon or in connection with his or her initial election or appointment to the Board will not exceed $2,000,000 in total value. These limits are further described in our 2011 Plan. Under our 2011 Plan, the Board has the authority to make exceptions to these limits in extraordinary circumstances, in its discretion, provided that any non-employee director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation. No exceptions were made in 2019. Our 2020 Equity Incentive Plan includes similar limits and does not provide the Board the authority to make exceptions to these limits.

Our Compensation Committee regularly assesses, on at least an annual basis, our non-employee director compensation program in consultation with its independent compensation consultant, who provides analysis and input on prevailing market practices, and recommends any changes to the program to our Board, who ultimately approves non-employee director compensation. On at least an annual basis, qualified experts in the field of non-employee director compensation also deliver a presentation to the Compensation Committee about recent developments and best practices related to non-employee director compensation.

The 2020 compensation for the Company’s non-employee directors was recommended by the Compensation Committee to the Board following the review of a report from Radford, its independent compensation consultant during 2020, which contained an analysis of prevailing market practices regarding levels and types of non-employee director compensation, including the non-employee director compensation practices of our peer group, which is described in the “Compensation Discussion and Analysis” section of this proxy statement, and a comparative assessment of our non-employee director compensation to such peers and market practices. In 2020, the Compensation Committee also received a presentation from Radford about recent developments and best practices related to non-employee directors to inform its analysis of, and recommendations regarding, non-employee director compensation. In 2019, the 2020 the Board approved changing from a number of shares approach to a dollar value approach in determining the number of shares subject to the annual option granted to each non-employee director at the 2020 Annual Meeting of Stockholders and the initial option granted to each non-employee director upon his or her initial election or appointment to the Board.

In formulating its recommendations to the Board for 2020, the Compensation Committee did not engage in benchmarking or targeting compensation to a specific level of the peer group data provided by Radford, but rather used the peer data as a reference point in making non-employee director compensation recommendations. The Compensation Committee determined that the equity awards granted to non-employee directors should consist of stock options rather than time-vesting RSU grants. It is the Compensation Committee’s view that stock options are inherently performance oriented and align the interests of the non-employee directors with those of our stockholders, as the non-employee director realizes no value from stock options unless and until the Company’s stock price increases. Ultimately, the Board set 2020 non-employee director compensation in the forms and amounts it determined to be appropriate using its professional experience and judgment, after careful review of the Radford analysis and the Compensation Committee’s recommendations. Our director compensation for fiscal 2020 is described below.

Non-Employee Director Compensation for Fiscal 2020

For 2020, directors who are not employees of the Company earned a $55,000 annual cash retainer. The Company provided the Chair of the Board, William H. Rastetter, an additional $30,000, making his total annual cash retainer $87,500. In addition to the cash compensation set forth above, the Chair of the Audit Committee earned an additional $25,000 annual cash retainer, the Chair of the Compensation Committee earned an additional $20,000 annual cash retainer, and the Chair of the Nominating/Corporate Governance Committee earned an additional $10,000 annual cash retainer. Each other director who was a member of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee earned an additional annual cash retainer of $12,000, $12,000, and $5,000 , respectively, for each Committee on which she or he served.

Additionally, for 2020, each non-employee director received a grant of a nonstatutory stock option to purchase 6,018 shares of the Company’s common stock, representing an approximate value of $400,000 on the date of the 2020 Annual Meeting of Stockholders. The options granted to non-employee directors have exercise prices equal to the closing price of the Company’s common stock on the date of the grant, are subject to a ten-year term and vest monthly over the one-year period following the date of grant. Non-employee directors are reimbursed for expenses incurred in connection with performing their duties as directors of the Company.

Upon her appointment to the board in February 2020, Shalini Sharp received a grant of a nonstatutory stock option to purchase 15,000 shares of the Company’s common stock. Such option had an exercise price equal to the closing price of the Company’s common stock on the date of grant, a ten-year maximum term and vests monthly over the three-year period following the date of grant.

    The following table sets forth the compensation earned for the fiscal year ended December 31, 2020 by the directors of the Company named below:

Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Kevin C. Gorman, Ph.D. (3)	$—	$—	$—
William H. Rastetter, Ph.D. (4)	$88,271	$400,030	$488,301
Gary A. Lyons (5)	$58,271	$400,030	$458,301
George J. Morrow (6)	$75,734	$400,030	$475,764
Leslie V. Norwalk (7)	$63,628	$400,030	$463,658
Richard F. Pops (8)	$85,750	$400,030	$485,780
Shalini Sharp (9)	$45,569	$822,459	$868,027
Stephen A. Sherwin, M.D. (10)	$87,867	$400,030	$487,897

(1)

Amounts in this column reflect compensation earned in 2020. During 2019, the Company transitioned from paying Board and Committee fees annually in May to quarterly in arrears, and therefore, the amount of cash paid to the Directors in 2020 is less than the amounts earned.

(2)

The amounts shown represent the full grant date fair value of option awards granted in 2020 as determined pursuant to ASC 718. The assumptions used to calculate the value of such awards are set forth under Note 8 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair values of all option awards are based on a per share Black-Scholes value of $66.47 (other than Ms. Sharp’s grant, for which it was $54.83).

(3)

During 2020, Dr. Gorman was an employee of the Company, and as such, did not receive any compensation for service on the Board of Directors. As of December 31, 2020, Dr. Gorman had outstanding options to purchase 1,321,956 shares of common stock, and 88,195 outstanding RSUs and PRSUs.

(4)	As of December 31, 2020, Dr. Rastetter had outstanding options to purchase 160,018 shares of common stock.

(5)	As of December 31, 2020, Mr. Lyons had outstanding options to purchase 128,518 shares of common stock.

(6)	As of December 31, 2020, Mr. Morrow had outstanding options to purchase 98,518 shares of common stock.

(7)	As of December 31, 2020, Ms. Norwalk had outstanding options to purchase 21,018 shares of common stock.

(8)	As of December 31, 2020, Mr. Pops had outstanding options to purchase 128,518 shares of common stock.

(9)	Ms. Sharp was appointed to the board in February 2020. As of December 31, 2020, Ms. Sharp had outstanding options to acquire 15,000 shares of common stock.

(10)	As of December 31, 2020, Dr. Sherwin had outstanding options to purchase 128,518 shares of common stock.

Equity Ownership Guidelines

The Board of Directors has adopted equity ownership guidelines for our non-employee directors, which are designed to further align the interests of the non-employee directors with those of our stockholders by ensuring that our non-employee directors have a significant financial stake in the Company’s long-term success. The equity ownership guidelines establish a minimum equity ownership equal to three times the cash retainer paid to the non-employee director, with such values determined based on the value of our common stock owned by such persons as of certain measurement dates. All shares directly or beneficially owned by the non-employee director, including the net exercisable value of outstanding vested stock options (where the market price of our common stock exceeds the strike price of such option) are included in determining the value of equity owned under our equity ownership guidelines. New non-employee directors are granted a five-year period to reach the equity ownership requirements set forth in the guidelines and are expected to make annual progress toward the equity ownership requirements during this five-year period. When a non-employee director does not meet the equity ownership requirements set forth in the guidelines, he/she is restricted from selling any held shares until such requirements are met. Additionally, should non-employee director who does not meet the equity ownership requirements choose to exercise a stock option or vest in any RSUs, he or she is required to retain all shares acquired through those transactions, aside from any shares necessary to fulfill such transaction related tax obligations, until full compliance with the equity ownership guidelines is attained.

Annual compliance with the equity ownership guidelines is assessed during the first quarter of each year. As of March 1, 2021, each of our non-employee directors is in compliance with the equity ownership guidelines.

Additional Information

Executive officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees of the Company. None of our directors or executive officers has been involved in any of the legal proceedings specified in Item 401(f) of Regulation S-K in the past 10 years.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the Company’s Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In connection with its review, approval or ratification of related person transactions, the Company’s Audit Committee takes into account all relevant available facts and circumstances in determining whether such transaction is in the best interests of the Company and its stockholders. Any transaction that would disqualify a director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules requires review by the Company’s Audit Committee prior to entering into such transaction. For all other related person transactions, the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to the Company’s Audit Committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the SEC as required under SEC rules.

Related Person Transactions During Fiscal 2020

The Company made charitable contributions to SD2 in 2020. SD2 is a San Diego-based non-profit corporation formed during the summer of 2020 to help bridge the diversity gap in STEM careers through programming, mentorship, and scholarship. Our Board Chair, Bill Rastetter, is Chair of SD2. Julie Cooke, our Chief Human Resources Officer, serves as a Member of the Board of Directors of SD2 and Darin Lippoldt, our Chief Legal Officer, serves as the Corporate Secretary of SD2. However, none of them (or any of their immediate family members or members of their household) are employed by SD2 or receive fees for their service.

There were no other related person transactions during fiscal 2020.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, as well as certain brokers, household proxy materials, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If you hold registered shares, you may direct your written request to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130 or contact the Company’s Corporate Secretary at 858-617-7600.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by December 10, 2021 which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting contain “forward-looking statements” as defined under federal securities laws. Many of these statements can be identified by the use of terminology such as “believes,” “expects,” “intends,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates,” “potential,” “opportunity” or the negative versions of these terms and other similar expressions. These forward-looking statements may be found in the sections of this proxy statement titled “Proxy Overview,” “Compensation Discussion and Analysis,” and other sections of this proxy statement. These forward-looking statements are based on our current expectations and assumptions, and are subject to risks and uncertainties that could cause our actual results or experience and the timing of events to differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 5, 2021 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Annual Report. You should carefully consider that information before voting.

You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic NEUROCRINE BIOSCIENCES, INC. voting instruction form. 12780 EL CAMINO REAL SAN DIEGO, CA 92130 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47123-P53515 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEUROCRINE BIOSCIENCES, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR ALL of the following Directors: 1. Election of Directors Nominees: 01) William H. Rastetter, Ph.D. 02) George J. Morrow 03) Leslie V. Norwalk The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. Advisory vote to approve the compensation paid to the Company’s named executive officers. 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: Company to transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof. All stockholders are normally invited to attend the Annual Meeting of Stockholders in person. However, based on the COVID-19 pandemic, related government guidelines, and our current COVID-19 polices, we strongly urge our stockholders not to attend the Annual Meeting in person this year and to instead submit proxy votes. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. D47124-P53515 This Proxy is solicited on behalf of the Board of Directors NEUROCRINE BIOSCIENCES, INC. 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2021 The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2021, and hereby appoints Kevin C. Gorman, Ph.D. and Matthew C. Abernethy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 19, 2021 at 10:30 a.m. local time, at the Company, 12780 El Camino Real, San Diego, CA 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side